As filed with the Securities and Exchange Commission on March 26, 2020

Registration No. 333-237381

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10/A

 (AMENDMENT NO. 1)

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

DENISON MINES CORP.

(Exact Name of Registrant as Specified In Its Charter)

Not applicable
(Translation of Registrant’s Name Into English (if Applicable))

Ontario, Canada	1090	98-0622284
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number (if Applicable))	(I.R.S. Employer Identification Number (if Applicable))

1100-40 University Avenue

Toronto Ontario, M5J 1T1 Canada

Telephone: (416) 979-1991

(Address and Telephone Number of Registrant’s Principal Executive Offices)

C T Corporation System

28 Liberty Street

New York, New York 10005

Telephone: (212) 894-8940
(Name, Address (Including Zip Code) and Telephone Number (Including Area Code)
of Agent For Service in the United States)

Copies to:

Michael H. Taylor McMillan LLP 1055 W. Georgia Street, Suite 1500 Royal Centre PO Box 11117 Vancouver, British Columbia V6E 4N7 Canada Telephone: (604) 691-7410	Trisha Robertson Blakes, Cassels & Graydon LLP 595 Burrard Street, Suite 2600 Three Bentall Centre Vancouver, British Columbia V7X 1L3 Canada Telephone: (604) 631-3320	Amanda Willett Denison Mines Corp. 1100-40 University Avenue Toronto, Ontario M5J 1T1 Canada Telephone: (416) 979-1991	Shona C. Smith Thomas M. Rose Troutman Sanders LLP 100 SW Main Street, Suite 1000 Portland, Oregon 97204 Telephone: (503) 290-2335

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal Jurisdiction Regulating This Offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below)
	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

A copy of this amended and restated preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada, except Québec, but has not yet become final for the purpose of the sale of securities. Information contained in this amended and restated preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but is not yet effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Denison Mines Corp., at 40 University Avenue, Suite 1100, Toronto, Ontario, M5J 1T1, telephone: 416-979-1991 and are also available electronically at www.sedar.com.

SUBJECT TO COMPLETION DATED MARCH 26, 2020

New Issue	March 26, 2020

AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS

AMENDING AND RESTATING THE PRELIMINARY SHORT FORM PROSPECTUS DATED MARCH 25, 2020

DENISON MINES CORP.

US$5,000,000

25,000,000 COMMON SHARES

This short form prospectus (the “Prospectus”) qualifies the distribution (the “Offering”) of 25,000,000 common shares (the “Offered Shares”) of Denison Mines Corp. (“Denison” or the “Company”) at a price of US$0.20 per Offered Share (the “Offering Price”). The Offered Shares are being offered and sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) dated March 26, 2020 among Denison, Cantor Fitzgerald Canada Corporation (“CFCC”), as sole bookrunner, and Haywood Securities Inc. (“Haywood” and together with CFCC, the “Co-Lead Underwriters”), on behalf of themselves and BMO Nesbitt Burns Inc., Scotia Capital Inc., TD Securities Inc., Canaccord Genuity Corp. and Raymond James Ltd. (together with the Co-Lead Underwriters, the “Underwriters”). See “Plan of Distribution”. The Offered Shares will be offered in the United States and Canada through the Underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates or agents. The Offering is being made concurrently in the United States under the terms of a registration statement on Form F-10 (the “U.S. Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

Price US$0.20 per Offered Share

	Price to the Public	Underwriters’ Fee(1)	Proceeds to Denison(2)
Per Offered Share	US$0.20	US$0.012	US$0.188
Total(3)	US$5,000,000	US$300,000	US$4,700,000

Notes:

(1)	In consideration of the services rendered by the Underwriters in connection with the Offering, Denison has agreed to pay the Underwriters a fee (the “Underwriters’ Fee”) equal to 6.0% of the gross proceeds of the Offering, including proceeds realized from the sale of any additional Offered Shares pursuant to the exercise of the Over-Allotment Option (as defined herein). See “Plan of Distribution”.
(2)	Before deducting the expenses related to the Offering, estimated at C$400,000, which, together with the Underwriters’ Fee, will be paid by Denison from the proceeds of the Offering. See “Use of Proceeds”.
(3)	Denison granted to the Underwriters an over-allotment option (the “Over-Allotment Option”), exercisable in whole or in part at any time until the date that is 30 days following the Closing Date (as defined below), to purchase up to an additional 3,750,000 Offered Shares (the “Over-Allotment Shares”), representing 15% of the number of Offered Shares sold under the Offering, on the same terms as set forth above to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total “Price to the Public”, “Underwriters’ Fee” and “Proceeds to Denison” will be US$5,750,000, US$345,000 and US$5,405,000 (before estimated expenses of C$400,000), respectively.

This Prospectus also qualifies the distribution of the Over-Allotment Shares issuable upon the exercise of the Over-Allotment Option. See “Plan of Distribution”. A purchaser who acquires Over-Allotment Shares forming part of the Underwriters’ over-allotment position acquires such securities under this Prospectus, regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or through secondary market purchases.

Unless the context otherwise requires, when used herein, all references to “Offering” and “Offered Shares” include any Over-Allotment Shares issuable upon exercise of the Over-Allotment Option.

The following table sets out the number of Over-Allotment Shares issuable under the Over-Allotment Option.

Underwriters’ position	Maximum size or number of securities available	Exercise period	Exercise price
Over-Allotment Option	3,750,000 Over-Allotment Shares	Up to 30 days from the Closing Date	US$0.20 per Over-Allotment Share

The Offering Price was determined by negotiation between the Company and the CFCC, on behalf of the Underwriters. The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by Denison and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution”.

Subject to applicable laws, the Underwriters may, in connection with the Offering, effect transactions which stabilize or maintain the market price of the Common Shares (as defined below) at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time. The Underwriters propose to initially offer either directly, or through their broker-dealer affiliates or agents, the Offered Shares at the Offering Price. After a reasonable effort has been made to sell all of the Offered Shares at the Offering Price, the Underwriters may subsequently reduce the selling price to purchasers. Accordingly, the Underwriters may offer the Offered Shares at a price lower than that stated above. Any such reduction will not affect the proceeds received by the Company See “Plan of Distribution”.

Cantor Fitzgerald & Co. is not registered as an investment dealer in any Canadian jurisdiction and, accordingly, will only sell the Offered Shares into the United States and will not, directly or indirectly, solicit offers to purchase or sell the Offered Shares in Canada.

The common shares of Denison (the “Common Shares”) are listed on the Toronto Stock Exchange (the “TSX”) under the trading symbol “DML” and listed on the NYSE American LLC (“NYSE American”) under the symbol “DNN”. On March 25, 2020, the last trading day prior to the date hereof, the closing price of the Common Shares on the TSX was C$0.360 and on the NYSE American was US$0.255. Denison has applied to list the Offered Shares distributed hereunder on the TSX and the NYSE American. Listing will be subject to Denison fulfilling all the listing requirements of such exchanges.

An investment in the Offered Shares should be considered speculative due to various factors, including the nature of the Company’s business. The risk factors outlined or incorporated by reference in this Prospectus should be carefully reviewed and considered by prospective purchasers. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

We are permitted under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and are also subject to Canadian auditing and auditor independence standards and thus may not be comparable to financial statements of United States companies.

(ii)

Purchasers of the Offered Shares should be aware that the acquisition of the Offered Shares may have tax consequences both in the United States and in Canada. Such consequences for purchasers who are resident in, or citizens of, the United States or who are resident in Canada may not be described fully herein. Prospective purchasers are advised to consult their own tax advisors regarding the application of Canadian or United States federal income tax laws to their particular circumstances, as well as any other provincial, state, foreign and other tax consequences of acquiring, holding or disposing of the Offered Shares and related securities. See “Certain Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations for U.S. Holders”.

Your ability to enforce civil liabilities under the U.S. federal securities laws may be affected adversely because we are incorporated under the laws of Canada, some of our officers and directors and some or all of the experts named in this Prospectus are Canadian residents, and our assets are located outside of the United States.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The closing of the Offering is expected to occur on or about April 9, 2020 or such later date as the Company and the Underwriters may agree (the “Closing Date”), however the Offered Shares are to be taken up by the Underwriters, if at all, on or before a date that is not later than 42 days after the date of the receipt for the final short form prospectus. Except in certain limited circumstances, it is expected that one or more global certificates (in physical or electronic form) evidencing the Offered Shares distributed under this Prospectus in Canada will be issued in registered form to CDS Clearing and Depository Services Inc. (“CDS”) and will be deposited with CDS on the Closing Date. No certificates evidencing the Offered Shares will be issued to Canadian resident purchasers, except in certain limited circumstances (including, without limitation, as described below), and registration of such securities will be made in the depository service of CDS. Canadian resident purchasers of Offered Shares will receive only a customer confirmation from the Underwriters or other registered dealer who is a CDS participant and from or through whom a beneficial interest in the Offered Shares is purchased. See “Plan of Distribution”.

Jun Gon Kim, a director of the Company, resides outside of Canada and has appointed Blakes Vancouver Services Inc., c/o Blake, Cassels & Graydon LLP, 595 Burrard Street, P.O. Box 49314, Suite 2600, Three Bentall Centre, Vancouver, British Columbia, V7X 1L3, Canada as the agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process. See “Agent for Service of Process”.

Denison’s head and registered office is located at 1100 – 40 University Avenue, Toronto, Ontario, M5J 1T1, Canada.

All references in this Prospectus to “dollars”, “C$” or “$” are to Canadian dollars, unless otherwise stated. References to “US$” or “U.S.$” are to United States dollars.

Prospective investors should rely only on the information contained in or incorporated by reference into this Prospectus. Neither the Company nor the Underwriters has authorized anyone to provide prospective investors with different information. Information contained on the Company’s website shall not be deemed to be a part of this Prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Offered Shares. Neither the Company nor the Underwriters are making an offer of the Offered Shares in any jurisdiction where the offer or sale is not permitted. Prospective investors should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus, or the date of any documents incorporated by reference herein. The Company’s business, operating results, financial condition and prospects may have changed since the date of this Prospectus.

(iii)

ABOUT THIS PROSPECTUS

Prospective investors should rely only on the information contained in or incorporated by reference into this Prospectus. Neither the Company nor the Underwriters has authorized anyone to provide prospective investors with different information. Information contained on the Company’s website shall not be deemed to be a part of this Prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Offered Shares. Neither the Company nor the Underwriters are making an offer of the Offered Shares in any jurisdiction where the offer or sale is not permitted. Prospective investors should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus, or the date of any documents incorporated by reference herein. The Company’s business, operating results, financial condition and prospects may have changed since the date of this Prospectus.

Market data and certain industry forecasts used in this Prospectus and the documents incorporated by reference in this Prospectus were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. We have not independently verified such information, and we do not make any representation as to the accuracy of such information.

In this Prospectus, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to “Denison” or the “Company”, refer to Denison Mines Corp. together with our subsidiaries.

The Company has filed with the SEC, under the Securities Act, the U.S. Registration Statement relating to the Offered Shares. This Prospectus does not contain all of the information contained in the U.S. Registration Statement, certain items of which are contained in the exhibits to the U.S. Registration Statement as permitted by the rules and regulations of the SEC. Statements included in this Prospectus or the documents incorporated by reference herein about the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, prospective investors should refer to the exhibits for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

ELIGIBILITY FOR INVESTMENT

In the opinion of Blake, Cassels & Graydon LLP (“Blakes”), counsel to the Company, and McMillan LLP (“McMillan”), counsel to the Underwriters, based on the provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder (the “Regulations”), as of the date hereof, the Offered Shares, if issued on the date hereof, would be “qualified investments” under the Tax Act for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), deferred profit sharing plans, registered education savings plans (“RESPs”), registered disability savings plans (“RDSPs”) and tax-free savings accounts (“TFSAs”) (each, a “Registered Plan”), if and provided that the Offered Shares are listed on a “designated stock exchange”, as defined in the Tax Act (which currently includes the TSX).

Notwithstanding the foregoing, if the Offered Shares are a “prohibited investment” for an RRSP, RRIF, RESP, RDSP or TFSA for purposes of the Tax Act, the annuitant, subscriber or holder thereof, as the case may be, will be subject to a penalty tax as set out in the Tax Act. Provided that for purposes of the Tax Act the annuitant of an RRSP or RRIF, the holder of a TFSA or RDSP or subscriber of a RESP, as the case may be, deals at arm’s length with the Company and does not have a “significant interest” (as defined in the Tax Act for purposes of the prohibited investment rules) in the Company, the Offered Shares will not be a “prohibited investment” for such RRSPs, RRIFs, RDSPs, TFSAs and RESPs, as the case may be, under the Tax Act on the date hereof. In addition, the Offered Shares will not be a prohibited investment if such securities are “excluded property” as defined in the Tax Act, for an RRSP, RRIF, RDSP, TFSA or RESP. Annuitants of an RRSP or RRIF, holders of a TFSA or RDSP or subscribers of a RESP should consult their own tax advisors to ensure the Offered Shares would not be a prohibited investment in their particular circumstances.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING DISCLOSURE REQUIREMENTS AND

ESTIMATES OF MEASURED, INDICATED AND INFERRED MINERAL RESOURCES

We are permitted under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been prepared in accordance with IFRS as issued by the International Accounting Standards Board and are also subject to Canadian auditing and auditor independence standards and thus may not be comparable to financial statements of United States companies.

1

The Company is subject to the reporting requirements of the applicable Canadian securities laws, and as a result reports the mineral reserves and mineral resources of the projects it has an interest in according to Canadian standards. Technical disclosure regarding our properties included herein and in the documents incorporated herein by reference has not been prepared in accordance with the requirements of U.S. securities laws.

The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), which references the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves (“CIM Standards”), adopted by the CIM Council, as amended. These definitions differ from the definitions in Industry Guide 7 (“Industry Guide 7”) under the Securities Act. Under Industry Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time of the reserve determination. Under Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Denison has not prepared a feasibility study for the purposes of NI 43-101 or the requirements of the SEC in connection with its probable mineral reserves disclosure, and therefore such mineral reserve disclosure is not comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC. Further, until recently, the SEC has not recognized the reporting of mineral deposits which do not meet the Industry Guide 7 definition of “reserve”. In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Industry Guide 7 and, until recently, have not been permitted to be used in reports and registration statements filed with the SEC.

The SEC adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). These amendments became effective February 25, 2019 (the “SEC Modernization Rules”) with compliance required for the first fiscal year beginning on or after January 1, 2021. The SEC Modernization Rules replace the historical disclosure requirements for mining registrants that were included in SEC Industry Guide 7, which will be rescinded from and after the required compliance date of the SEC Modernization Rules. As a result of the adoption of the SEC Modernization Rules, the SEC now recognizes estimates of “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”. In addition, the SEC has amended its definitions of “proven mineral reserves” and “probable mineral reserves” to be “substantially similar” to the corresponding definitions under the CIM Standards, as required under NI 43-101. Accordingly, during the period leading up to the compliance date of the SEC Modernization Rules, information regarding mineral resources or mineral reserves contained or referenced in the financial statements included or incorporated by reference herein may not be comparable to similar information made public by United States companies.

United States investors are cautioned that there are differences in the definitions under the SEC Modernization Rules and the CIM Standards. Accordingly, there is no assurance any mineral reserves or mineral resources that the Company may report as “proven mineral reserves”, “probable mineral reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had the Company prepared the reserve or resource estimates under the standards adopted under the SEC Modernization Rules.

United States investors are also cautioned that while the SEC will now recognize “indicated mineral resources” and “inferred mineral resources”, investors should not assume that any part or all of the mineralization in these categories will ever be converted into a higher category of mineral resources or into mineral reserves. Mineralization described using these terms has a greater amount of uncertainty as to their existence and feasibility than mineralization that has been characterized as reserves. Accordingly, prospective investors are cautioned not to assume that any “indicated mineral resources” or “inferred mineral resources” that the Company reports are or will be economically or legally mineable. Further, “inferred mineral resources” have a greater amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, United States investors are also cautioned not to assume that all or any part of the “inferred mineral resources” exist. In accordance with Canadian securities laws, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies, except in limited circumstances where permitted under NI 43-101.

Accordingly, information included or incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

2

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain information contained in this Prospectus and the documents incorporated by reference herein concerning the business, operations and financial performance and condition of Denison constitutes forward-looking information within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation.

Generally, the use of words and phrases like “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes”, or the negatives and/or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” “be taken”, “occur”, “be achieved” or “has the potential to” and similar expressions are intended to identify forward-looking information.

Forward-looking information involves known and unknown risks, uncertainties, material assumptions and other factors that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements.

Denison believes that the expectations and assumptions reflected in this forward-looking information are reasonable, but no assurance can be given that these expectations will prove to be correct. Forward-looking information should not be unduly relied upon. This information speaks only as of the date of this Prospectus, and Denison will not necessarily update this information, unless required to do so by securities laws.

Examples of Forward-Looking Information

This Prospectus and the documents incorporated by reference herein contain forward-looking information in a number of places, including statements pertaining to Denison’s:

•	the timing and closing of the Offering;
•	the satisfaction of the conditions to closing of the Offering, including the receipt, in a timely manner, of regulatory and other require approvals;
•	the proposed use of proceeds of the Offering;
•	expectations regarding raising capital;
•	exploration, evaluation and development plans and objectives;
•	plans for capital expenditure programs, exploration and development expenditures and reclamation costs and timing, including Denison’s 2020 outlook;
•	results of its Wheeler River Pre-Feasibility Study, including expected capital and operating costs, and plans with respect to the Environmental Assessment and Feasibility Study process;
•	expectations regarding the process for and receipt of regulatory approvals, permits and licences under governmental and other applicable regulatory regimes;
•	estimates of its mineral reserves and mineral resources;
•	the realization of mineral reserve and mineral resource estimates;
•	expectations about 2020 and future market prices, production costs and global uranium supply and demand;
•	expectations regarding ongoing joint arrangements and Denison's share of same;
•	expectations regarding additions to its mineral reserves and resources through acquisitions and exploration;
•	expectations regarding the toll milling of Cigar Lake ores, and the relationships with its contractual partners with respect thereto;
•	future royalty and tax payments and rates; and
•	expectations regarding possible impacts of litigation and regulatory actions.

Statements relating to “mineral resources” are deemed to be forward-looking information, as they involve the implied assessment, based on certain estimates and assumptions that the mineral resources described can be profitably produced in the future.

3

Material Risks

Denison's actual results could differ materially from those anticipated. Management has identified the following risk factors which could have a material impact on the Company or the trading price of its Common Shares:

•	the capital intensive nature of mining industry and the uncertainty of funding;
•	global financial conditions, including market reaction to COVID-19;
•	risks related to the COVID-19 outbreak;
•	the speculative nature of exploration and development projects;
•	the imprecision of mineral reserve and mineral resource estimates;
•	the risks of, and market impacts on, developing mineral properties;
•	risks associated with the selection of novel mining methods, including the Company’s proposed in-situ uranium recovery production method;
•	dependence on obtaining licenses, and other regulatory and policy risks;
•	uncertainty regarding engagement with Canada’s First Nations and Métis;
•	environment, health and safety risks;
•	global demand and international trade restrictions;
•	the impact of uranium price volatility on the valuation of Denison’s mineral reserves and mineral resources and the market price of its Common Shares;
•	uncertainty regarding public acceptance of nuclear energy and competition from other energy sources;
•	volatility in the market price of the Company’s Common Shares;
•	the risk of dilution from future equity financings;
•	dependence on other operators of the Company’s projects;
•	reliance on contractors, experts and other third parties;
•	the risk of failure to realize benefits from transactions;
•	the risk of Denison’s inability to exploit, expand and replace its mineral reserves and mineral resources;
•	competition for properties;
•	risk of challenges to property title and/or contractual interests in Denison’s properties;
•	the risk of failure by Denison to meet its obligations to its creditors;
•	change of control restrictions;
•	uncertainty as to reclamation and decommissioning liabilities and timing;
•	potential for technical innovation rendering Denison’s products and services obsolete;
•	liabilities inherent in mining operations and the adequacy of insurance coverage;
•	the ability of Denison to ensure compliance with anti-bribery and anti-corruption laws;
•	the uncertainty regarding risks posed by climate change;
•	the reliance of the Company on its information systems and the risk of cyberattacks on those systems;
•	dependence on key personnel including the ability to keep essential operational staff in place as a result of COVID-19;
•	potential conflicts of interest for the Company’s directors who are engaged in similar businesses;
•	limitations of disclosure and internal controls;
•	the potential influence of Denison’s largest Shareholder, Korea Electric Power Corporation (“KEPCO”) and its subsidiary, Korea Hydro & Nuclear Power (“KHNP”);
•	volatility in the market price of the Common Shares;
•	risks associated with future sales of Common Shares by existing shareholders;
•	the risk of dilution from future equity or debt financings;
•	risks associated with the Company’s use of proceeds from the sale of its securities;
•	the history of the Company with respect to not paying dividends and anticipation of not paying dividends in the foreseeable future;
•	absence of a market through which the Company’s securities, other than Common Shares, may be sold;
•	risks related to dilution to existing shareholders if stock options or share purchase warrants are exercised; and
•	risks related to the liquidity of the Common Shares.

The risk factors listed above are discussed in more detail later in this Prospectus (see “Risk Factors”). The risk factors discussed in this Prospectus are not, and should not be construed as being, exhaustive.

4

Material assumptions

The forward looking statements in this Prospectus and the documents incorporated by reference herein are based on material assumptions, including the following, which may prove to be incorrect:

•	our budget, including expected exploration levels and costs and the assumptions regarding market conditions and other factors upon which we have based our expenditure expectations;
•	our ability to continue as a going concern;
•	our ability to raise additional capital to proceed with our exploration and development plans;
•	financial markets will not in the long term be adversely impacted by the COVID-19 crisis;
•	our operations and key suppliers are essential services, and our employees, contractors and subcontractors will be available, to continue operations;

•	our ability to obtain all necessary regulatory approvals, permits and licenses for our planned activities under governmental and other applicable regulatory regimes;
•	our expectations regarding the demand for, and supply of, uranium, the outlook for long-term contracting, changes in regulations, public perception of nuclear power, and the construction of new and ongoing operation of existing nuclear power plants;
•	our expectations regarding spot prices and realized prices for uranium;
•	our expectations regarding tax rates, currency exchange rates, and interest rates;
•	our decommissioning and reclamation obligations and the status and ongoing maintenance of agreements with third parties with respect thereto;
•	our mineral reserve and resource estimates, and the assumptions upon which they are based;
•	our, and our contractors’, ability to comply with current and future environmental, safety and other regulatory requirements and to obtain and maintain required regulatory approvals; and
•	our operations are not significantly disrupted as a result of political instability, nationalization, terrorism, sabotage, pandemics, social or political activism, breakdown, natural disasters, governmental or political actions, litigation or arbitration proceedings, equipment or infrastructure failure, labour shortages, transportation disruptions or accidents, or other development or exploration risks.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the U.S. Registration Statement of which this Prospectus forms a part: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) powers of attorney from our directors and officers included on the signature pages of the U.S. Registration Statement; (iii) the Underwriting Agreement; (iv) the consent of PricewaterhouseCoopers LLP, the consent of McMillan LLP and the consent of Blake, Cassels & Graydon LLP; and (v) the consent of each “qualified person” for the purposes of NI 43-101 listed on the Exhibit Index of the registration statement.

FINANCIAL AND EXCHANGE RATE INFORMATION

The annual consolidated financial statements of the Company incorporated by reference in this Prospectus have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (IASB) and are reported in Canadian dollars. They may not be comparable to financial statements of United States companies.

Unless otherwise indicated, all references to “$”, “C$” or “dollars” in this Prospectus refer to Canadian Dollars. References to “US$” or “U.S.$” in this Prospectus refer to U.S. Dollars.

The following table sets forth (i) the rate of exchange for the U.S. dollar, expressed in Canadian dollars, in effect at the end of the periods indicated; (ii) the average exchange rates for the U.S. dollar, expressed in Canadian dollars, during such periods; and (iii) the high and low exchange rates for the U.S. dollar, expressed in Canadian dollars, during such periods, each based on the daily rate of exchange as reported by the Bank of Canada for the conversion of one U.S. dollar into Canadian dollars:

	US$ to C$ Fiscal Year Ended December 31
	2019	2018	2017
Rate at the end of period	1.2988	1.3642	1.2545
Average rate during period	1.3269	1.2957	1.2986
Highest rate during period	1.3600	1.3642	1.3743
Lowest rate during period	1.2988	1.2288	1.2128

The daily average exchange rate on March 25, 2020 as reported by the Bank of Canada for the conversion of U.S. dollars into Canadian dollars was US$1.00 equals C$1.4302 (C$1.00 = US$0.6992) (the “Exchange Rate”).

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DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Denison at 40 University Avenue, Suite 1100, Toronto, Ontario, M5J 1T1, Canada, telephone: 416-979-1991 or by accessing the disclosure documents through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”), at www.sedar.com. Documents filed with, or furnished to, the SEC are available through the SEC’s Electronic Data Gathering and Retrieval System, or EDGAR, at www.sec.gov. Our filings through SEDAR and EDGAR are not incorporated by reference in this Prospectus except as specifically set forth herein.

The following documents of Denison filed with the securities commissions or similar authorities in Canada are incorporated by reference in this Prospectus:

(a)	the annual information form for the fiscal year ended December 31, 2019, dated as of March 13, 2020 (the “AIF”);

(b)	the audited annual consolidated financial statements of the Company as at and for the years ended December 31, 2019 and 2018, together with the notes thereto, management’s report on internal control over financial reporting, and the report of Independent Registered Public Accounting Firm thereon (the “Annual Financial Statements”);

(c)	management’s discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2019, dated March 5, 2020 (the “Annual MD&A”);

(d)	the management information circular of the Company dated March 20, 2019 regarding the annual general meeting of shareholders of the Company that was held on May 2, 2019; and

(e)	material change report dated March 23, 2020 regarding the Company’s announcement of a temporary suspension of activities related to the environmental assessment for the Wheeler River project and other discretionary activities.

Any document of the type referred to in Section 11.1 of Form 44-101F1 – Short Form Prospectus filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this Prospectus and prior to the termination of the distribution shall be deemed to be incorporated by reference in this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F or Form 20-F (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the U.S. Registration Statement of which this Prospectus forms a part. In addition, the Company may incorporate by reference into this Prospectus, or the U.S. Registration Statement of which it forms a part, other information from documents that the Company will file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, if and to the extent expressly provided therein.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not constitute a part of this Prospectus except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Information contained on the Company’s website www.denisonmines.com, is not part of this Prospectus, is not incorporated herein by reference and may not be relied upon by investors in connection with an investment in the Offered Shares.

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MARKETING MATERIALS

Any “template version” of any “marketing materials” (as such terms are defined in National Instrument 41-101 – General Prospectus Requirements) that are utilized by the Underwriters in connection with the Offering are not part of this Prospectus to the extent that the contents of the template version of the marketing materials have been modified or superseded by a statement contained in this Prospectus. Any template version of any marketing materials that has been, or will be, filed on SEDAR before the termination of the distribution under the Offering (including any amendments to, or an amended version of, any template version of any marketing materials) is deemed to be incorporated into this Prospectus.

THE COMPANY

The following description of the Company is, in some instances, derived from selected information about us contained in the documents incorporated by reference into this Prospectus. This description does not contain all of the information about us and our properties and business that you should consider before investing in any securities. You should carefully read the entire Prospectus, including the section titled “Risk Factors” that immediately follows this description of the Company, as well as the documents incorporated by reference into this Prospectus, before making an investment decision.

Name, Address and Incorporation

Denison was formed by articles of amalgamation as International Uranium Corporation (“IUC”) effective May 9, 1997 pursuant to the Business Corporations Act (Ontario) (the “OBCA”). On December 1, 2006, IUC combined its business and operations with Denison Mines Inc. (“DMI”), by plan of arrangement under the OBCA (the “IUC Arrangement”). Pursuant to the IUC Arrangement, all of the issued and outstanding shares of DMI were acquired in exchange for IUC’s shares. Effective December 1, 2006, IUC’s articles were amended to change its name to “Denison Mines Corp.”

Through its 2013 acquisitions of JNR Resources Inc. (“JNR”), Fission Energy Corp. (“Fission”) and Rockgate Capital Corp. and its 2014 acquisition of International Enexco Limited, Denison increased its project portfolio in Canada, primarily in the Athabasca Basin region in northern Saskatchewan.

In 2015 and 2016, Denison completed transactions to further its objective of focusing its business on the Company’s core assets in the Athabasca Basin region, completing the sale of its interest in the Gurvan Saihan Joint Venture (“GSJV”) in Mongolia to Uranium Industry a.s. (“UI”) in 2015 (the “Mongolia Transaction”) and completing a transaction with GoviEx Uranium Inc. (“GoviEx”) in 2016 to combine their respective African uranium mineral interests, with GoviEx acquiring Denison’s uranium mineral interests in Zambia, Mali and Namibia (the “Africa Transaction”).

The registered and head office of Denison is located at 1100 – 40 University Avenue, Toronto, Ontario, M5J 1T1, Canada.

The Company is a reporting issuer in all of the provinces of Canada. The Company’s Common Shares are listed on the TSX under the symbol “DML” and the NYSE American under the symbol “DNN”.

The Company has five active subsidiaries: (i) Denison Mines Inc., which was incorporated under the laws of Ontario; (ii) Denison AB Holdings Corp., which was incorporated under the laws of British Columbia; (iii) Denison Waterbury Corp., which was incorporated under the laws of Ontario, through which the Company holds its interests in Waterbury Lake Uranium Corp. and Waterbury Lake Uranium LP, which were acquired by Denison as part of the Fission acquisition in April 2013; (iv) 9373721 Canada Inc., which was incorporated under the laws of Canada; and (v) Denison Mines (Bermuda) I Ltd., which was incorporated under the laws of Bermuda.

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Inter-Corporate Relationships

The chart below illustrates the Company’s inter-corporate relationships of its active subsidiaries as at the date hereof:

Denison Asset Overview

Uranium Exploration and Development

Denison’s uranium exploration properties are principally held directly by the Company or indirectly through DMI, Denison Waterbury Corp. and Denison AB Holdings Corp. Denison’s key assets in the Athabasca Basin in Northern Saskatchewan are:

•	A 90% interest in, and operator of, the Wheeler River project, which is host to the Phoenix and Gryphon uranium deposits – together representing the largest undeveloped uranium project in the infrastructure rich eastern portion of the Athabasca Basin region.

•	A 66.57% interest in, and operator of, the Waterbury Lake project, which includes the J Zone and Huskie uranium deposits.

•	A 22.50% interest in the McClean Lake uranium processing facility and uranium deposits, through its interest in the McClean Lake Joint Venture (“MLJV”) operated by Orano Canada Inc. (“Orano Canada”).

•	A 25.17% interest in the Midwest uranium project, operated by Orano Canada, which is host to the Midwest Main and Midwest A deposits.

•	An extensive portfolio of exploration properties in the Athabasca Basin.

Services

The Company generates cash flow through the following areas of its business:

•	Management of Uranium Participation Corporation (“UPC”)

Pursuant to a management services agreement, DMI serves as the manager of UPC, a publicly-traded company listed on the TSX under the symbol “U”, which invests in uranium oxide in concentrates (U3O8) and uranium hexafluoride (UF6).

•	The Closed Mines division of DMI (formerly Denison Environmental Services)

DMI provides mine care & maintenance, decommissioning, environmental and other services to select third party customers.

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Toll Milling

Denison is a party to a toll-milling arrangement through its 22.50% interest in the MLJV, whereby ore is processed for the Cigar Lake Joint Venture at the McClean Lake processing facility (the “Cigar Toll Milling”). In February 2017, Denison completed a financing (the “APG Transaction”) with Anglo Pacific Group PLC (“APG”) and its wholly owned subsidiary Centaurus Royalties Ltd. for gross proceeds to Denison of C$43.5 million. The APG Transaction monetized a portion of Denison’s future share of the Cigar Toll Milling, providing Denison with the financial flexibility to advance its interests in the Athabasca Basin, including the Wheeler River project.

While the APG Transaction monetized certain future toll milling receipts from the Cigar Toll Milling, Denison retains a 22.5% strategic ownership stake in the MLJV and McClean Lake processing facility.

Litigation

Mongolia Arbitration

Pursuant to the terms of the Amended and Restated Share Purchase Agreement between Denison and UI dated November 25, 2015 (the “GSJV Purchase Agreement”) with respect to the Mongolia Transaction, the Company had sold its interest in the GSJV effective December 1, 2015. In connection with the closing the Company received US$1,250,000 and retained rights to receive additional proceeds from contingent payments of up to US$12,000,000, for total consideration of up to US$13,250,000. The contingent payments are payable as follows: (1) US$5,000,000 within 60 days of the issuance of a mining licence for an area covered by any of the four principal exploration licences held by the GSJV, being the Hairhan, Haraat, Gurvan Saihan and Ulzit projects (the "First Project"); (2) US$5,000,000 within 60 days of the issuance of a mining licence for an area covered by any of the other exploration licences held by the GSJV (the "Second Project"); (3) US$1,000,000 within 365 days following the production of an aggregate of 1,000 pounds U3O8 from the operation of the First Project; and (4) US$1,000,000 within 365 days following the production of an aggregate of 1,000 pounds U3O8 from the operation of the Second Project.

The issuance by the Mongolian government of mining licence certificates for the Hairhan, Haraat, Gurvan Saihan and Ulzit projects in 2016 triggered an obligation for UI to make an aggregate of US$10,000,000 of contingent payments to Denison by November 16, 2016.

Pursuant to an extension agreement entered into between the Company and UI in January 2017 (the “Extension Agreement”), the payment due date for the contingent payments was extended from November 16, 2016 to July 16, 2017. As consideration for the extension, UI agreed to pay interest on the contingent payments at a rate of 5% per year, payable monthly up to July 16, 2017 and agreed to pay a US$100,000 installment amount towards the balance of contingent payments. The first payment under the Extension Agreement was due on or before January 31, 2017. The required payments were not made and UI is in breach of the GSJV Purchase Agreement and the Extension Agreement.

On February 24, 2017, the Company served notice to UI that UI was in default of its obligations under the GSJV Agreement and the Extension Agreement and that the contingent payments and all interest payable thereon are immediately due and payable. On December 12, 2017, the Company filed a Request for Arbitration under the Arbitration Rules of the London Court of International Arbitration in conjunction with the default of UI’s obligations under the GSJV and Extension agreements. In response, UI counterclaimed (the “Counterclaim”) against the Company alleging various breaches of the GSJV Purchase Agreement, fraudulent and negligent misrepresentation. The Company views the Counterclaim as frivolous and without merit. Hearings in front of the three-person arbitration panel were held in December 2019, and all anticipated formal submissions to the panel have been made by each party. The arbitration panel’s findings are expected to be issued in 2020.

Other Arbitration

Denison commenced arbitration with Orano Canada and OURD in October 2019, with Denison’s initial written submission made on March 9, 2020. The arbitration relates to certain payments made under the joint venture agreement for the MLJV. Denison claims that these payments were required in breach of OURD and Orano’s contractual and other obligations. Denison seeks approximately C$6.5 million with respect to these payments, an unquantified amount for further damages and related contractual relief. The arbitral tribunal has set hearing dates for July 2020.

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CONSOLIDATED CAPITALIZATION

The following represents the Company’s share capital both before and after the issuance of the Offered Shares under the Offering:

Designation of Shares	Number of Shares Authorized	Outstanding on December 31, 2019(1)	Outstanding on March 26, 2020, after giving effect to the Offering (without exercise of Over-Allotment Option)(2)	Outstanding on March 26, 2020, after giving effect to the Offering (including exercise in full of Over-Allotment Option)(3)
Common	Unlimited	597,192,153	622,192,153	625,942,153

Notes:

(1)	As at December 31, 2019, there were 13,827,243 Common Shares issuable upon the exercise of outstanding stock options and 4,894,099 Common Shares issuable upon the conversion of outstanding share units. See “Prior Sales”.

(2)	Reflects the issuance of 25,000,000 Offered Shares pursuant to the Offering.

(3)	Reflects the issuance of 25,000,000 Offered Shares pursuant to the Offering and assumes the issuance of 3,750,000 Over-Allotment Shares pursuant to the Over-Allotment Option.

USE OF PROCEEDS

The estimated net proceeds received by the Company from the Offering (assuming no exercise of the Over-Allotment Option) will be C$6,322,000 (based on the Exchange Rate and determined after deducting the Underwriters’ Fee of US$300,000 and estimated expenses of the Offering of C$400,000) If the Over-Allotment Option is exercised in full, the estimated net proceeds received by the Company from the Offering will be C$7,330,000 (based on the Exchange Rate, determined after deducting the Underwriters’ Fee of US$345,000 and estimated expenses of the Offering of C$400,000).

Denison currently intends, subject to its sole discretion to change such allocation after the date of this Prospectus, to use the net proceeds, in addition to existing working capital, to fund Denison’s business activities planned for the remainder of 2020 and into 2021, as well as for general working capital purposes, as follows (all amounts in C$):

	A	B	C		D = A-B-C	E	F=D+E
	Previously disclosed Outlook 2020(1) (‘000)	Less: Estimated January – February 2020(2) (‘000)	Less: Adjustments to Outlook 2020, as described below (‘000)		Outlook for the remainder of 2020 (‘000)	Outlook for January – February 2021 (‘000)	Total 12-month Outlook to Feb 2021 (‘000)
Mineral Sales	791	-	-		791	-	791
Development & Operations	(5,181)	(116)	(2,500	)(3)	(2,565)	(264)	(2,829)
Exploration	(5,967)	(853)			(5,114)	-	(5,114)
Evaluation	(3,006)	(1,146)	(750	)(4)	(1,110)	(520)	(1,630)
	(13,363)	(2,115)	(3,250)		(7,998)	(784)	(8,782)
Closed Mines Environmental Services	1,014	300	-		714	300	1,014
UPC Management Services	2,009	284	-		1,725	284	2,009
Corporate Administration & Other	(5,200)	(932)	-		(4,268)	(959)	(5,227)
Net forecasted cash outflow	(15,540)	(2,463)	(3,250)		(9,827)	(1,159)	(10,986)

Cash Working Capital Estimated at February 29, 2020(5)							5,000
Net proceeds from the Offering (as above)							6,322
Cash working capital at February 28, 2021							336

Notes:
(1)	December 31, 2019 Management Discussion & Analysis – “Outlook 2020”.
(2)	Internal estimate of cash outflow in the period, not audited.
(3)	The SABRE test mining program was deferred until mid-2021. Refer discussion below.
(4)	With a formal decision to suspend the EA, Denison expects a reduction in regulatory fees payable to the CNSC in 2020 of approximately $650,000. Additionally certain other evaluation costs were also eliminated due to the suspension.
(5)	To determine Cash Working Capital, the Company adjusted regular working capital for non-cash items, e.g. Deferred Revenue.

In addition to the available funds referenced above, the Company has additional financial resources which may be available, if necessary, to fund operations. These financial resources consist of portfolio investments with a market value or approximately $6.0 million at March 23, 2020, including Denison’s investment in GoviEx Uranium Inc. valued at $5.2 million at March 23, 2020. The actual amount realizable by Denison in the event that a decision is made to liquidate these investments to fund activities will be dependent on then-current market conditions and other factors outside of Denison’s control.

The Company intends to spend the available funds and, if required, financial resources as set forth above based on annual budgets approved by the Company’s Board of Directors (the “Board”) for 2020 and those expected to be approved for the beginning of 2021, consistent with established internal control guidelines. There may, however, be circumstances where, for sound business reasons, a reallocation of the net proceeds may be necessary. The actual amount that the Company spends in connection with each of the intended uses of proceeds may vary significantly from the amounts specified above and will depend on a number of factors, including those referred to under “Risk Factors”.

The Company generates no operating revenue from the exploration and evaluation activities on its property interests and has negative cash flow from operating activities. The Company anticipates that it will continue to have negative cash flow until such time that commercial production is achieved at a particular project. To the extent that the Company has negative operating cash flows in future periods in excess of amounts disclosed above in the Use of Proceeds table, it may need to deploy a portion of its existing working capital or additional financial resources to fund such negative cash flow.  See “Risk Factors — Capital Intensive Industry and Uncertainty of Funding”, and “Risk Factors — Dilution from Future Sales or Issuances of Debt or Equity Securities”.

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Business Objectives and Milestones

Denison’s uranium exploration and development activities are focused on its projects in the Athabasca Basin region of northern Saskatchewan, Canada. Denison’s 90% owned Wheeler River Project, is the Company’s flagship asset and represents the largest undeveloped uranium project in the infrastructure rich eastern portion of the Athabasca Basin region, in northern Saskatchewan.

The Company announced its plans for 2020 in its annual MD&A for the year ended December 31, 2019 (the “2020 Outlook”). In addition to the plans included in the 2020 Outlook, the Company identified two work programs that are required to support the advancement of Wheeler River, in accordance with the project schedule outlined in the Pre-Feasibility Study (“PFS”), but that are considered discretionary subject to the Company raising sufficient additional capital on terms considered acceptable to the Company. These discretionary programs include: (1) the continuation of its Environmental Assessment (“EA”) and submission of a draft Environmental Impact Assessment (“EIS”) to the Federal and Provincial regulators (approximately $7.0 million), and (2) the completion of further In-Situ Recovery (“ISR”) field testing to support wellfield designs for a future Feasibility Study (approximately $6.6 million).

The EA is a planning and decision-making tool, which involves predicting potential environmental effects throughout the project lifecycle (construction, operation, decommissioning and post-decommissioning) at the site, and within the local and regional assessment areas. During the first quarter of 2019, Denison submitted a Project Description to the Canadian Nuclear Safety Commission ("CNSC") and a Technical Proposal to the Saskatchewan Ministry of Environment (“SK MOE”) to support the advancement of an ISR uranium mine at Wheeler River. This work followed the release of the Pre-Feasibility Study ("PFS") completed for Wheeler River in late 2018, considering the potential economic merit of developing the Phoenix deposit as an ISR operation and the Gryphon deposit as a conventional underground mining operation. The Project Description and Technical Proposal were accepted by the applicable regulators, marking the formal start of the EA process. In late December 2019, Denison received a Record of Decision from the CNSC on the scope of the factors to be taken into account for the Wheeler EA, which indicate that the EA will follow the CNSC’s generic guidelines.

On March 20, 2020, the Company announced a decision to temporarily suspend the EA process and other discretionary activities due to the significant social and economic disruption that has emerged as a result of the COVID-19 pandemic and the Company's commitment to ensure employee safety, support public health efforts to limit transmission of COVID-19, and exercise prudent financial discipline.

The Company identified the EA process as a key element of the Project's critical path. Accordingly, the decision to temporarily suspend the EA process is expected to impact the project development schedule outlined in the PFS for Wheeler River. The Company withdraws certain forward looking information included in the PFS – specifically the start date of pre-development activities in 2021 and the expected date for first production from the Phoenix deposit in 2024. Given the uncertainty associated with the duration of the suspension, the Company is not currently able to estimate the overall impact to the project development schedule. Further information, including a revised development schedule, will be provided as appropriate.

Additionally, as part of the announcement on March 20, 2020, the Company announced the discretionary work programs related to the draft submission of the EIS and the completion of further ISR field testing, are no longer expected to be undertaken during 2020. This decision is linked to the decision to suspend the EA process, thus altering the project development schedule, and the significant economic disruption associated with the COVID-19 pandemic, which has impacted the Company’s assessment of the probability of raising sufficient additional capital, on terms acceptable to the Company, that would be used to fund this additional work during the year.

The social and economic disruption associated with the COVID-19 pandemic has also impacted the plans of the McClean Lake Joint Venture (“MLJV”) for the SABRE test mining program and the planned completion of field work during the second and third quarter of 2020. On March 20, 2020, Denison was advised by Orano Canada, the operator of the MLJV, that it was deferring the work planned for 2020 as part of the SABRE test mining program, owing to concerns around COVID-19. Orano expects to reschedule the field work to occur during the second and third quarter of 2021. The costs associated with the original budget for the SABRE test mining program were included in the 2020 Outlook under “Development & Operations”.

With the Company’s decision to suspend the Wheeler River EA and defer the discretionary work programs, as well as Orano’s decision to defer the SABRE test mining program, the Company’s activities over the next 12 months are expected to be considerably lower than in previous years, and have been designed to focus on achieving the following objectives and milestones:

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Development & Operations – Completion of required reclamation / care & maintenance work at the Company’s closed mine sites in the Elliot Lake region of northern Ontario, and rendering of services for post-closure mine care and maintenance services to a variety of industry and government clients across Canada.

Exploration – Completion of a planned exploration program for Wheeler River with a total budget of approximately $3.4 million. Exploration activities at Wheeler River are expected to involve a diamond drilling program of an estimated 12,310 metres in approximately 27 to 30 drill holes. The program is expected to be focused at the Phoenix deposit, where additional exploration and delineation drilling is warranted based on previous exploration drilling and the positive results returned from recent ISR field tests. Additionally, exploration activities are planned for the balance of 2020 to support the completion of smaller various exploration programs planned on the Company’s other property interests in the Athabasca Basin, with a total budget for 2020 of approximately $2.6 million. These exploration activities are expected to be required in order for the Company to meet its obligation to spend $4,715,000 on eligible Canadian exploration expenditures related to the completion of an equity financing of common shares on a flow-through basis in 2019 (“2019 FT Financing”).

At present, the exploration activities planned for 2020 are expected to continue; however, there is significant uncertainty regarding government regulations for all work sites in Canada resulting from the COVID-19 pandemic. Government regulations could result in changes to the Company’s exploration plans, which could have an impact on the Company’s ability to meet its spending obligations related to the 2019 FT Financing.

Evaluation – The Company intends to maintain its environmental and technical teams in 2020, despite the decision to suspend the EA and defer the discretionary work programs related to Wheeler River. During 2020, personnel are expected to selectively advance certain small scopes of work, outside of the large discretionary work programs that have been deferred, to position the Company to quickly resume project development activities in the future in an attempt to ultimately minimize the impact of the EA suspension and ISR field test deferral to the project schedule.

Corporate Administration & Other – Corporate administration activities include those related to head office and executive personnel, maintaining the Company’s corporate offices, supporting financial audit, regulatory compliance and legal matters, as well as investor relations and all other activities related to operating a public company with listings in Canada and the United States. Corporate administration activities also include providing the UPC management services. The costs associated with these activities outlined above, do not include non-cash share-based compensation expenses.

PLAN OF DISTRIBUTION

The Offered Shares will be offered in each of the provinces of Canada, except Québec, and in the United States pursuant to the multi-jurisdictional disclosure system implemented by the SEC and the securities regulatory authorities in Canada.

Under the terms of the Underwriting Agreement between Denison and the Underwriters, Denison has agreed to sell, and the Underwriters have severally agreed to purchase from Denison, on the Closing Date, subject to the terms and conditions contained in the Underwriting Agreement, 25,000,000 Offered Shares at the Offering Price, payable in cash to Denison against delivery of the Offered Shares. The obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion upon the occurrence of certain events specified in the Underwriting Agreement including “material adverse change out”, “disaster out”,  “litigation out”, “market out”, and “breach out” rights of termination.  In consideration for their services in connection with the Offering, the Underwriters will be paid the Underwriters’ Fee equal to 6.0% of the gross proceeds of the Offering (US$0.012 per Offered Share, for an aggregate fee payable by the Company of US$300,000, exclusive of any Underwriters’ Fee payable in connection with the Over-Allotment Shares). Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to the Underwriters, and each Underwriter has severally agreed to purchase, at the Offering Price less the Underwriting Fee set forth on the cover page of this Prospectus, the number of Offered Shares listed next to its name in the following table:

Number of Offered Shares
Cantor Fitzgerald Canada Corporation	13,750,000
Haywood Securities Inc.	6,250,000
BMO Nesbitt Burns Inc.	1,250,000
Scotia Capital Inc.	1,250,000
TD Securities Inc.	1,250,000
Canaccord Genuity Corp.	625,000
Raymond James Ltd.	625,000
Total	25,000,000

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Denison granted to the Underwriters the Over-Allotment Option, exercisable in whole or in part at any time until the date that is 30 days following the Closing Date and pursuant to which the Underwriters may purchase up to an additional 3,750,000 Offered Shares, representing 15% of the Offered Shares, on the same terms as set forth above to cover over-allotments, if any, made in connection with the Offering and for market-stabilization purposes. This Prospectus qualifies the distribution of securities on the exercise of the Over-Allotment Option. A purchaser who acquires securities forming part of the Underwriters’ over-allocation position acquires those securities under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

The obligations of the Underwriters under the Underwriting Agreement are several, and not joint, nor joint and several, and may be terminated upon the occurrence of certain stated events. In the event that any Underwriter does not purchase its applicable percentage of Offered Shares, the remaining Underwriters shall not be obligated to purchase Offered Shares, however, the remaining Underwriters shall have the right, exercisable at their option, to purchase on a pro rata basis (or on such other basis as may be agreed to by the remaining Underwriters) all, but not less than all, of the Offered Shares which would otherwise have been purchased by the defaulting Underwriter or Underwriters. Denison has agreed to indemnify the Underwriters against certain liabilities, including liabilities under applicable Canadian securities legislation, and to contribute to payments that the Underwriters may be required to make in respect thereof.

The Offering Price of the Offered Shares was determined by negotiation between the Company and CFCC, on behalf of the Underwriters.

The expenses of the Offering, not including the Underwriters’ Fee, are estimated to be C$400,000 and are payable by Denison.

Denison has agreed, subject to certain exceptions, that it will not, and will cause its officers and directors not to, create, issue or sell, or enter into an agreement to create, issue or sell, Common Shares or any securities convertible or exchangeable for Common Shares for a period of 90 days subsequent to the Closing Date without the consent of CFCC, subject to certain exceptions, which consent may not be unreasonably withheld or delayed.

The Company has applied to list the Offered Shares distributed under this Prospectus on the TSX and the NYSE American. Listing will be subject to the Company fulfilling all the listing requirements of such exchanges. Closing of the Offering is conditional on the Offered Shares being conditionally approved for listing on such exchanges.

The Underwriters propose to offer the Offered Shares initially at the Offering Price specified on the cover page of this Prospectus. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the price specified on the cover page, the offering price may be decreased and may be further changed from time to time to an amount not greater than that set out on the cover page, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers of the Offered Shares is less than the amount paid by the Underwriters to Denison.

Pursuant to policy statements of certain securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase Common Shares. The foregoing restriction is subject to certain exceptions including: (i) a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities; and (ii) a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution, provided that the bid or purchase was for the purpose of maintaining a fair and orderly market and not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, such securities. Consistent with these requirements, and in connection with this distribution, the Underwriters may over-allot Common Shares and may effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market including:

•	stabilizing transactions;
•	short sales;
•	purchases to cover positions created by short sales;
•	imposition of penalty bids; and
•	syndicate covering transactions.

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Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Shares while the Offering is in progress. These transactions may also include making short sales of the Common Shares, which involve the sale by the Underwriters of a greater number of Common Shares than they are required to purchase in the Offering. Short sales may be “covered short sales”, which are short positions in an amount not greater than the Over-Allotment Option, or may be “naked short sales”, which are short positions in excess of that amount. The Underwriters may create a naked short position if they are concerned that there may be downward pressure on the price of the Common Shares in the open market that could adversely affect investors who purchase in the Offering.

The Underwriters must close out any naked short position by purchasing Common Shares in the open market. The Underwriters may close out any covered short position with the Common Shares acquired on exercise of the Over-Allotment Option or by purchasing Common Shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of Common Shares available for purchase in the open market compared to the price at which they purchased Offered Shares through the Over-Allotment Option.

The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter is required to pay to the Underwriters a portion of the Underwriters’ Fee received by it because the syndicate has repurchased Common Shares sold by or for the account of that Underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of the Offered Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on the TSX, on the NYSE American, in the over-the-counter market or otherwise.

The Offered Shares will be delivered at the Closing Date to the Underwriters in “book-entry only” form and must be purchased or transferred through a CDS participant so long as they are held through CDS. Denison will cause a global certificate or certificates (in physical or electronic form) representing any Offered Shares to be delivered to, and registered in the name of, CDS or its nominee. So long as the Offered Shares are held through CDS, rights of shareholders must be exercised through, and all payments or other property to which such holder is entitled will be made or delivered by, CDS or the CDS participant through which the shareholder holds such Offered Shares. Each person who acquires Offered Shares under the Offering will receive only a customer confirmation of purchase from the Underwriter or registered dealer from or through which the Offered Shares are acquired in accordance with the practices and procedures of that Underwriter or registered dealer. The practices of registered dealers may vary, but generally customer confirmations are issued promptly after execution of a customer order. CDS is responsible for establishing and maintaining book-entry accounts for its CDS participants having interests in the Offered Shares.

It is expected that delivery of the Offered Shares will be made against payment therefor on or about the Closing Date specified on the front of this Prospectus, which will not be two business days following the date of the final short form prospectus (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Offered Shares prior to the Closing Date will be required, by virtue of the fact that the Offered Shares will not settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Offered Shares who wish to trade their Offered Shares prior to the Closing Date should consult their own advisors.

Notice to Investors

European Economic Area

In relation to each Member State of the European Economic Area , no offer of any securities which are the subject of the offering contemplated by this Prospectus has been or will be made to the public in that Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the relevant competent authority in that Member State in accordance with the Prospectus Directive, except that an offer of such securities may be made to the public in that Member State:

•	to any legal entity which is a "qualified investor" as defined in the Prospectus Directive;

•	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

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For the purposes of this provision, the expression an "offer to the public" in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

This Prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors (as defined in the Prospectus Directive) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the "Order", and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated or caused to be communicated. Each such person is referred to herein as a "Relevant Person".

This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA") may only be communicated or caused to be communicated in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply. All applicable provisions of the FSMA must be complied with in respect of anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This Prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this Prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that such person is aware of the restriction on offers of the securities described in this Prospectus and the relevant offering documents and that such person is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

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Japan

The Offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and an initial purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This Prospectus has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offered Shares under Section 275 of the SFA except:

•	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

•	where no consideration is given for the transfer; or

•	where the transfer is by operation of law.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations under the Tax Act and the Regulations generally applicable to a holder who acquires Offered Shares as beneficial owner pursuant to this Prospectus and who, at all relevant times, for the purposes of the Tax Act, deals at arm’s length with the Company and the Underwriters, is not affiliated with the Company or the Underwriters, and will acquire and hold such Offered Shares as capital property (each, a “Holder”), all within the meaning of the Tax Act. Offered Shares will generally be considered to be capital property to a Holder unless the Holder holds or uses the Offered Shares or is deemed to hold or use the Offered Shares in the course of carrying on a business of trading or dealing in securities or has acquired them or is deemed to have acquired them in a transaction or transactions considered to be an adventure in the nature of trade.

This summary does not apply to a Holder (a) that is a “financial institution” for purposes of the mark-to-market rules contained in the Tax Act; (b) an interest in which is or would constitute a “tax shelter investment” as defined in the Tax Act; (c) that is a “specified financial institution” as defined in the Tax Act; (d) that is a corporation resident in Canada (for the purpose of the Tax Act) or a corporation that does not deal at arm’s length (for purposes of the Tax Act) with a corporation resident in Canada, and that is or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident person, or group of non-resident persons not dealing with each other at arm’s length, for the purposes of the foreign affiliate dumping rules in Section 212.3 of the Tax Act; (e) that reports its “Canadian tax results”, as defined in the Tax Act, in a currency other than Canadian currency; (f) that is exempt from tax under the Tax Act; or (g) that has entered into, or will enter into, a “synthetic disposition arrangement” or a “derivative forward agreement” with respect to the Offered Shares, as those terms are defined in the Tax Act. Such Holders should consult their own tax advisors with respect to an investment in Offered Shares.

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This summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of Offered Shares.

This summary is based upon the current provisions of the Tax Act and the Regulations in force as of the date hereof, any specific proposals to amend the Tax Act and the Regulations (the “Tax Proposals”) which have been announced by or on behalf the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Canada-United States Tax Convention (1980) (the “Canada-U.S. Tax Convention”), and our understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Offered Shares. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or income tax advice to any particular Holder. Holders should consult their own income tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances.

Currency Conversion

For purposes of the Tax Act, all amounts must be computed in Canadian dollars using the Bank of Canada rate for the day on which such amount arose or such other rate as is acceptable to the CRA.

Residents of Canada

The following portion of this summary is generally applicable to a Holder who, for the purposes of the Tax Act, is resident or deemed to be resident in Canada at all relevant times (each, a “Resident Holder”). Certain Resident Holders whose Offered Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election pursuant to subsection 39(4) of the Tax Act to have the Offered Shares, and every other “Canadian security” (as defined by the Tax Act) owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

Taxation of Dividends Received

In the case of a Resident Holder who is an individual (including certain trusts), dividends (including deemed dividends) received on the Offered Shares will be included in the Resident Holder’s income and be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for “eligible dividends” properly designated as such by the Company. There may be limitations on the ability of the Company to designate dividends as eligible dividends.

In the case of a Resident Holder that is a corporation, such dividends (including deemed dividends) received on the Offered Shares will be included in the Resident Holder’s income and will normally be deductible in computing such Resident Holder’s taxable income, subject to all restrictions under the Tax Act. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is in a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

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A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act) for the year, which is defined to include an amount in respect of dividends.

A Resident Holder that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) may be liable to pay a tax (refundable in certain circumstances) under Part IV of the Tax Act on dividends received or deemed to be received on the Offered Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income for the year.

Dividends received by a Resident Holder who is an individual (including certain trusts) may result in such Resident Holder being liable for minimum tax under the Tax Act. Resident Holders who are individuals should consult their own tax advisors in this regard.

Disposition of Offered Shares

A Resident Holder who disposes of, or is deemed to have disposed of, an Offered Share (other than to the Company, unless purchased by the Company in the open market in the manner in which shares are normally purchased by any member of the public in the open market) will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the Offered Share exceed (or are exceeded by) the aggregate of the adjusted cost base to the Resident Holder of such Offered Share immediately before the disposition or deemed disposition and any reasonable expenses incurred for the purpose of making the disposition. The adjusted cost base to a Resident Holder of an Offered Share will be determined by averaging the cost of that Offered Share with the adjusted cost base (determined immediately before the acquisition of the Offered Share) of all other Common Shares held as capital property at that time by the Resident Holder. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “Taxation of Capital Gains and Losses”.

Taxation of Capital Gains and Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder must be included in the Resident Holder’s income for the taxation year in which the disposition occurs. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss incurred by a Resident Holder (an “allowable capital loss”) must generally be deducted from taxable capital gains realized by the Resident Holder in the taxation year in which the disposition occurs. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition generally may be carried back and deducted in the three preceding taxation years or carried forward and deducted in any subsequent year against taxable capital gains realized in such years, in the circumstances and to the extent provided in the Tax Act.

A capital loss realized on the disposition of an Offered Share by a Resident Holder that is a corporation may in certain circumstances be reduced by the amount of dividends which have been previously received or deemed to have been received by the Resident Holder on the Offered Share. Similar rules may apply where a corporation is, directly or indirectly through a trust or partnership, a member of a partnership or a beneficiary of a trust that owns Offered Shares. A Resident Holder to which these rules may be relevant is urged to consult its own tax advisor.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act) for the year, which is defined to include an amount in respect of taxable capital gains.

Capital gains realized by a resident who is an individual (including certain trusts) may result in such Resident Holder being liable for minimum tax under the Tax Act. Resident Holders should consult their own tax advisors in this regard.

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Non-Residents of Canada

The following portion of this summary is generally applicable to a Holder who, for purposes of the Tax Act and at all relevant times, is neither resident nor deemed to be resident in Canada and does not use or hold, and will not be deemed to use or hold, Offered Shares in a business carried on in Canada (each, a “Non-Resident Holder”). The term “U.S. Holder,” for the purposes of this summary, means a Non-Resident Holder who, for purposes of the Canada-U.S. Tax Convention, is at all relevant times a resident of the United States and is a “qualifying person” within the meaning of the Canada-U.S. Tax Convention. In some circumstances, persons deriving amounts through fiscally transparent entities (including limited liability companies) may be entitled to benefits under the Canada U.S. Tax Convention. U.S. Holders are urged to consult their own tax advisors to determine their entitlement to benefits under the Canada-U.S. Tax Convention based on their particular circumstances.

Special considerations, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere or an authorized foreign bank (as defined in the Tax Act). Such Non-Resident Holders should consult their own advisors.

Taxation of Dividends

Subject to an applicable tax treaty or convention, dividends paid or credited, or deemed to be paid or credited, to a Non Resident Holder on the Offered Shares will be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend. Such rate is generally reduced under the Canada U.S. Tax Convention to 15% if the beneficial owner of such dividend is a U.S. Holder. The rate of withholding tax is further reduced to 5% if the beneficial owner of such dividend is a U.S. Holder that is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company. In addition, under the Canada U.S. Tax Convention, dividends may be exempt from such Canadian withholding tax if paid to certain U.S. Holders that are qualifying religious, scientific, literary, educational or charitable tax exempt organizations or qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits or benefits for the self employed under one or more funds or plans established to provide pension or retirement benefits or other employee benefits that are exempt from tax in the United States and that have complied with specific administrative procedures. Non-Resident Holders should consult their own tax advisors to determine their entitlement to benefits under any applicable tax treaty or convention based on their particular circumstances.

Disposition of Offered Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of Offered Shares, unless the Offered Shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of the disposition and are not “treaty-protected property” (as defined in the Tax Act) of the Non-Resident Holder at the time of the disposition.

Generally, as long as the Offered Shares are then listed on a designated stock exchange (which currently includes the TSX), the Offered Shares will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (a) the Non-Resident Holder, persons with which the Non-Resident Holder does not deal at arm’s length, partnerships whose members include, either directly or indirectly through one or more partnerships, the Non-Resident Holder or persons which do not deal at arm’s length with the Non-Resident Holder, or any combination of them, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Company, and (b) more than 50% of the fair market value of the Offered Shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of or interests in, or for civil law rights in, any such property (whether or not such property exists).

The Offered Shares of a U.S. Holder will generally constitute “treaty-protected property” for purposes of the Tax Act unless the value of the Offered Shares is derived principally from real property situated in Canada. For this purpose, “real property” has the meaning that term has under the laws of Canada and includes any option or similar right in respect thereof and usufruct of real property, rights to explore for or to exploit mineral deposits, sources and other natural resources and rights to amounts computed by reference to the amount or value of production from such resources.

If Offered Shares are taxable Canadian property of a Non-Resident Holder and are not treaty-protected property of the Non-Resident Holder at the time of their disposition, the consequences above under “Residents of Canada – Disposition of Offered Shares” and “Residents of Canada — Taxation of Capital Gains and Losses” will generally apply.

Non-Resident Holders who may hold Offered Shares as taxable Canadian property should consult their own advisors.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

Subject to the limitations and qualifications stated herein, this discussion sets forth material U.S. federal income tax considerations relating to the acquisition, ownership and disposition by U.S. Holders (as hereinafter defined) of the Offered Shares. The discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury regulations thereunder (whether final, temporary or proposed), published rulings and court decisions, and the Canada-U.S. Tax Convention, all as currently in effect and all subject to change at any time, possibly with retroactive effect. This summary applies only to U.S. Holders. This discussion of a U.S. Holder’s tax consequences addresses only those persons that acquire Offered Shares in the Offering pursuant to this Prospectus and that hold those Offered Shares as capital assets (generally, property held for investment). This summary also does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis, or the tax consequences of transactions effected prior or subsequent to, or concurrently with, the acquisition of any Offered Shares. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below, and there can be no assurance that the IRS will not take positions concerning the tax consequences of the acquisition, ownership or disposition of Offered Shares that are different from those discussed below.

This summary provides only a general discussion and is not a complete analysis of all potential tax consequences arising from an investment in the Offered Shares. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including non-U.S. tax consequences, state and local tax consequences, estate and gift tax consequences, alternative minimum tax consequences, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, insurance companies, and certain other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding Offered Shares as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to Offered Shares;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities, qualified retirement plans, individual retirement accounts, other tax-deferred accounts or government organizations;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships or otherwise treated as pass-through entities for U.S. federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	persons who acquired our Offered Shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons required to accelerate the recognition of any item of gross income with respect to our Offered Shares as a result of such income being recognized on an applicable financial statement;

•	persons holding our Offered Shares in connection with a trade or business, permanent establishment, or fixed base outside the United States; and

•	persons who own (directly or through attribution) 10% or more (by vote or value) of our outstanding Offered Shares.

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If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Offered Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of acquiring, holding and disposing of Offered Shares.

For the purposes of this summary, a “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of Offered Shares and is:

•	An individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

PERSONS CONSIDERING AN INVESTMENT IN OFFERED SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE OFFERED SHARES, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE , LOCAL AND NON-U.S. TAX LAWS.

Passive Foreign Investment Company Rules

If we are classified as a passive foreign investment company (“PFIC”) in any taxable year, a U.S. Holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. corporation that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

•	at least 75% of its gross income is passive income (such as interest income); or

•	at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation, the equity of which we own, directly or indirectly, 25% or more (by value). Pursuant to proposed Treasury Regulations, we will also be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any partnership, the equity of which we own, directly or indirectly, 25% or more (by value). In addition, if we own, directly or indirectly, less than 25% (by value) of the equity of a partnership, our proportionate share of the income of the partnership will be treated as passive income, and the partnership interest will be treated as a passive asset.

The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually after the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. There can be no assurance that the Company will or will not be determined to be a PFIC for the current tax year or any prior or future tax year, and no opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or will be requested. U.S. Holders should consult their own tax advisors regarding the PFIC status of the Company.

If we are classified as a PFIC in any year that a U.S. Holder owns any Common Shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns any Common Shares, regardless of whether we continue to meet the tests described above unless (i) we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules or (ii) the U.S. Holder makes a Qualified Electing Fund Election (a “QEF Election”) for all taxable years during such U.S. Holder’s holding period in which we are a PFIC. If the “deemed sale” election is made, a U.S. Holder will be deemed to have sold such U.S. Holder’s Offered Shares at their fair market value and any gain from such deemed sale would be subject to the “excess distribution” rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s Offered Shares with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the Offered Shares. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC and such election becomes available.

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For each taxable year we are treated as a PFIC, a U.S. Holder will be subject to special tax rules for any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including, under certain circumstances, a pledge) of Offered Shares, unless (i) such U.S. Holder makes a QEF Election or (ii) our Common Shares constitute “marketable” securities, and such U.S. Holder makes a mark-to-market election as discussed below. Absent the making of a QEF Election or a mark-to-market election, distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Offered Shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the Offered Shares;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Offered Shares cannot be treated as capital, even if a U.S. Holder holds the Offered Shares as capital assets.

In addition, if we are a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.

If a U.S. Holder makes an effective QEF Election, the U.S. Holder will be required to include in gross income each year, whether or not we make distributions, as capital gains, such U.S. Holder’s pro rata share of our net capital gains and, as ordinary income, such U.S. Holder’s pro rata share of our earnings in excess of our net capital gains. Currently, we do not expect that we would provide the information necessary for U.S. Holders to make a QEF Election if we determine that we are a PFIC. Thus, prospective investors should assume that a QEF Election will not be available.

U.S. Holders also can avoid the interest charge on excess distributions or gain relating to the Offered Shares by making a mark-to-market election with respect to the Offered Shares, provided that the Offered Shares are “marketable.” Offered Shares will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the Offered Shares will be considered regularly traded in any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades, the principal purpose of which is to meet this requirement, will be disregarded. Our Offered Shares are listed on the NYSE American, which is a qualified exchange for these purposes. Consequently, if our Offered Shares remain listed on the NYSE American and are regularly traded, and you are a holder of Offered Shares, we expect the mark-to-market election would be available to U.S. Holders if we are a PFIC. Each U.S. Holder should consult its own tax advisor as to whether a mark-to-market election is available or advisable with respect to the Offered Shares.

A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year the Company is a PFIC an amount equal to the excess, if any, of the fair market value of the Offered Shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the Offered Shares. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the Offered Shares over the fair market value of the Offered Shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the Offered Shares will be treated as ordinary income, and any losses incurred on a sale or other disposition of the shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Any loss in excess thereof will be taxed as a capital loss, and capital losses are subject to significant limitations under the Code. Once made, the election cannot be revoked without the consent of the IRS unless the Offered Shares cease to be marketable.

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However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our Offered Shares, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to the U.S. Holder’s indirect interest in any of our investments that are treated as an equity interest in a PFIC. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the tax consequences of the alternative treatments would be in their particular circumstances.

Unless otherwise provided by the U.S. Treasury Department (“U.S. Treasury”), each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE OFFERED SHARES AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE OFFERED SHARES.

Cash Dividends and Other Distributions

Subject to the discussion under the heading “Passive Foreign Investment Company Rules” above, to the extent there are any distributions made with respect to the Offered Shares, a U.S. Holder generally will be required to include such distributions in its gross income (including the amount of Canadian taxes withheld, if any) as dividend income, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (computed using U.S. federal income tax principles). The amount of the distribution in excess of our current or accumulated earnings and profits is treated first as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in its Offered Shares and, thereafter, as capital gain recognized on a sale or exchange on the day actually or constructively received by the U.S. Holder (as described below under the heading “Sale or Disposition of Offered Shares”). There can be no assurance that we will maintain calculations of our earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. Holders should therefore assume that any distribution with respect to the Offered Shares will constitute dividend income. Dividends paid on the Offered Shares will not be eligible for the dividends received deduction allowed to U.S. corporations.

Dividends paid to a non-corporate U.S. Holder by a “qualified foreign corporation” may be subject to reduced rates of taxation if certain holding period and other requirements are met. A qualified foreign corporation generally includes a foreign corporation if (i) its Offered Shares are readily tradable on an established securities market in the United States or it is eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information provision and that the U.S. Treasury has determined is satisfactory for these purposes and (ii) it is not a PFIC (as discussed above) for either the taxable year in which the dividend is paid or the preceding taxable year. The Offered Shares are readily tradable on an established securities market, the NYSE American. We may also be eligible for the benefits of the Canada-U.S. Tax Convention. Accordingly, subject to the PFIC rules discussed above, we expect that a non-corporate U.S. Holder should qualify for the reduced tax rate on dividends so long as the applicable holding period requirements are met. U.S. Holders should consult their own tax advisors regarding the availability of the reduced tax rate on dividends in light of their particular circumstances.

Distributions paid in a currency other than U.S. dollars will be included in a U.S. Holder’s gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will generally be U.S. source ordinary income or loss.

If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

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If a U.S. Holder is subject to Canadian withholding taxes (at the rate applicable to such U.S. Holder) with respect to dividends paid on the Offered Shares, such U.S. Holder may be entitled to receive either a deduction or a foreign tax credit for such Canadian taxes paid. Complex limitations apply to the foreign tax credit. Dividends paid by us generally will constitute foreign source income and generally will be categorized as “passive category income.” Because the foreign tax credit rules are complex, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Sale or Disposition of Offered Shares

Subject to the discussion under the heading “Passive Foreign Investment Company Rules” above, a U.S. Holder generally will recognize gain or loss on the taxable sale or exchange of the Offered Shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of the Offered Shares sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if the Offered Shares sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, which election must be applied consistently from year to year and cannot be changed without the consent of the IRS, the spot exchange rate in effect on the settlement date) and the U.S. Holder’s adjusted tax basis in the Offered Shares determined in U.S. dollars. The initial tax basis of the Offered Shares to a U.S. Holder will be the U.S. Holder’s U.S. dollar purchase price for the Offered Shares (determined by reference to the spot exchange rate in effect on the date of the purchase, or if the Offered Shares purchased are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, which election must be applied consistently from year to year and cannot be changed without the consent of the IRS, the spot exchange rate in effect on the settlement date). An accrual basis U.S. Holder that does not make the special election will recognize exchange gain or loss to the extent attributable to the difference between the exchange rates on the sale date and the settlement date, and such exchange gain or loss generally will constitute ordinary income or loss.

Subject to the discussion under the heading “Passive Foreign Investment Company Rules” above, such gain or loss will be capital gain or loss and will be long-term gain or loss if the Offered Shares have been held for more than one year.. Under current law, long-term capital gains of non-corporate U.S. Holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. U.S. Holders are encouraged to consult their own tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.

Medicare Contribution Tax

Certain U.S. Holders that are individuals, estates or certain trusts, and whose incomes exceed certain thresholds, must pay a 3.8% tax, or “Medicare contribution tax”, on their “net investment income.” Net investment income generally includes, among other things, dividend income and net gains from the disposition of stock. A U.S. Holder that is an individual, estate or trust should consult its own tax advisor regarding the applicability of the Medicare contribution tax to its income and gains in respect of its investment in our Offered Shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

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Certain Reporting Requirements

U.S. Holders paying more than $100,000 for our Offered Shares generally may be required to file IRS Form 926 reporting the payment of the offer price for our Offered Shares to us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. Each U.S. Holder should consult its own tax advisor as to the possible obligation to file IRS Form 926.Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the Offered Shares, subject to certain exceptions (including an exception for Offered Shares held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax returns. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the Offered Shares.

U.S. Holders should consult their own tax advisors regarding their reporting obligations with respect to their acquisition, ownership and disposition of Offered Shares and the application of the U.S. information reporting and withholding rules.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the Offered Shares, subject to certain exceptions (including an exception for Offered Shares held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to their ownership and disposition of the Offered Shares.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

The authorized share capital of the Company consists of an unlimited number of Common Shares. As of the date of this Prospectus, there were 597,192,153 Common Shares issued and outstanding.

In addition, as of the date of this Prospectus, there were 15,947,743 Common Shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of C$0.66 and 7,553,432 Common shares issuable upon the conversion of outstanding share units, for a total of 620,693,328 Common Shares on a fully-diluted basis.

All of our Common Shares rank equally as to voting rights, participation in a distribution of the assets of the Company on a liquidation, dissolution or winding-up of the Company and entitlement to any dividends declared by the Company. The holders of our Common Shares are entitled to receive notice of, and to attend and vote at, all meetings of shareholders (other than meetings at which only holders of another class or series of shares are entitled to vote). Each Common Share carries the right to one vote. In the event of the liquidation, dissolution or winding-up of the Company, the holders of our Common Shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the payment by the Company of all of its liabilities. The holders of our Common Shares are entitled to receive any dividends declared by the Company in respect of the Common Shares, subject to the rights of holders of other classes ranking in priority to our Common Shares with respect to the payment of dividends, on a pro rata basis. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions. Any alteration of the rights attached to our Common Shares must be approved by at least two-thirds of the Common Shares voted at a meeting of our shareholders. Provisions as to the modification, amendment or variation of such rights or provisions are contained in our bylaws and in the OBCA. See “Risk Factors”.

PRIOR SALES

The following table summarizes the issuances by Denison of Common Shares within the 12 months prior to the date of this Prospectus.

Date	Type of Security	Price per Security	Number of Securities
May 6, 2019(1)	Common Shares	-	16,000
May 7, 2019(1)	Common Shares	-	11,000
May 8, 2019(1)	Common Shares	-	11,000
May 15, 2019(1)	Common Shares	-	368,000
May 27, 2019(1)	Common Shares	-	11,000
May 30, 2019(1)	Common Shares	-	7,333
June 4, 2019(2)	Common Shares	C$0.55	80,000
June 5, 2019(2)	Common Shares	C$0.60	300,500
June 24, 2019(2)	Common Shares	C$0.64	282,650
August 19, 2019(1)	Common Shares	-	9,000
November 28, 2019(3)	Common Shares	C$0.58	32,262
December 6, 2019(4)	Common Shares	C$0.68	6,934,500

Notes:

(1)	Issued pursuant to the settlement of vested share units.
(2)	Issued pursuant to the exercise of stock options, with the price per security being the exercise price of such options.
(3)	Issued as partial consideration pursuant to an agreement with Eros Resources Corp (“Eros”) whereby Denison acquired Eros’ 17.42% minority interest in the Murphy Lake project.
(4)	Issued pursuant to a “bought deal” private placement of flow-through Common Shares, for gross proceeds of approximately C$4.7 million.

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The following table summarizes the grants made by Denison of stock options of Denison, within the 12 months prior to the date of this Prospectus(1).

Date	Security	Price per Security(2)	Number of Securities
August 12, 2019	Stock options	C$0.58	27,000
November 11, 2019	Stock options	C$0.61	287,000
March 9, 2020	Stock options	C$0.455	3,523,000

Notes:

(1)	As of the date of this Prospectus, there were 15,947,743 stock options outstanding.
(2)	The “price per security” in the table above is the exercise price of the stock options granted.

The following table summarizes the grants made by Denison of share units of Denison, within the 12 months prior to the date of this Prospectus(1).

Date	Security	Price per Security(2)	Number of Securities
March 18, 2019	Restricted Share Units	C$0.71	1,924,000
April 2, 2019	Performance Share Units	C$0.71	240,000
August 12, 2019	Restricted Share Units	C$0.57	13,000
March 16, 2020	Restricted Share Units	C$0.32	2,745,000

Notes:

(1)	As of the date of this Prospectus, there were 7,553,432 share units outstanding.
(2)	The “price per security” in the above table is the closing price on the date prior to issuance.

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TRADING PRICE AND VOLUME

Denison’s outstanding Common Shares are listed for trading on the TSX under the symbol “DML”. The following table sets forth information relating to the trading of the Common Shares on the TSX for the periods indicated:

Month	High (C$)	Low (C$)	Volume
March 1 to 25, 2020	0.490	0.235	7,406,973
February 2020	0.510	0.415	6,655,698
January 2020	0.540	0.430	10,849,179
December 2019	0.570	0.505	7,333,202
November 2019	0.640	0.550	3,821,352
October 2019	0.650	0.590	3,737,299
September 2019	0.680	0.580	4,655,528
August 2019	0.640	0.520	6,600,425
July 2019	0.720	0.570	10,807,341
June 2019	0.720	0.670	3,930,049
May 2019	0.730	0.660	4,560,053
April 2019	0.780	0.680	8,924,513
March 2019	0.750	0.660	7,750,542
Source: TMX Datalinx

Denison’s outstanding Common Shares are listed for trading on the NYSE American under the symbol “DNN”. The following table sets forth information relating to the trading of the Common Shares on the NYSE American for the periods indicated:

Month	High (US$)	Low (US$)	Volume
March 1 to 25, 2020	0.380	0.190	2,983,950
February 2020	0.390	0.310	1,414,687
January 2020	0.417	0.321	1,515,904
December 2019	0.431	0.385	1,265,584
November 2019	0.480	0.420	1,026,715
October 2019	0.490	0.450	2,187,883
September 2019	0.513	0.441	1,749,814
August 2019	0.485	0.388	1,357,487
July 2019	0.550	0.430	744,051
June 2019	0.550	0.510	774,258
May 2019	0.540	0.490	1,883,836
April 2019	0.587	0.510	1,922,055
March 2019	0.560	0.491	2,153,148
Source: Bloomberg

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RISK FACTORS

Investing in our securities is speculative and involves a high degree of risk due to the nature of our business and the present stage of its development. The following risk factors, as well as risks currently unknown to us, could materially adversely affect our future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company, or its business, property or financial results, each of which could cause purchasers of our securities to lose part or all of their investment. The risks set out below are not the only risks we face; risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, results of operations and prospects. Before deciding whether to invest in any securities of the Company, investors should consider carefully the risks discussed below and the risks incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference).

Risks Relating to the Company and the Mining Industry

Capital Intensive Industry and Uncertainty of Funding

The exploration and development of mineral properties and any operation of mines and facilities requires a substantial amount of capital and the ability of the Company to proceed with any of its plans with respect thereto depends on its ability to obtain financing through joint ventures, equity financing, debt financing or other means. The proceeds from this Offering will be used to fund the Company’s planned exploration and development expenditures through until the end of fiscal 2020. To continue with its exploration and development following the end of fiscal 2020, the Company anticipates that it will require additional financing. General market conditions, volatile uranium markets, a claim against the Company, a significant disruption to the Company's business or operations or other factors may make it difficult to secure financing necessary to fund the substantial capital that is typically required in order to continue to advance a mineral project, such as the Wheeler River project, through the testing, permitting and feasibility processes to a production decision or to place a property, such as the Wheeler River project, into commercial production. Similarly, there is uncertainty regarding the Company's ability to fund additional exploration of the Company's projects or the acquisition of new projects. In addition, the Company has committed a significant portion of its short to medium term cash flows in connection with the APG Transaction.

There is no assurance that the Company will be successful in obtaining required financing as and when needed on acceptable terms, and failure to obtain such additional financing could result in the delay or indefinite postponement of any or all of the Company's exploration, development or other growth initiatives.

Global Financial Conditions

Global financial conditions continue to be subject to volatility arising from international geopolitical developments and global economic phenomenon, as well as general financial market turbulence, including a significant recent market reaction to the novel coronavirus (COVID-19), resulting in a significant reduction in in many major market indices and in Denison's share price. Access to public financing and credit can be negatively impacted by the effect of these events on Canadian and global credit markets. The health of the global financing and credit markets may impact the ability of Denison to obtain equity or debt financing in the future and the terms at which financing or credit is available to Denison. These instances of volatility and market turmoil could adversely impact Denison's operations and the trading price of the Common Shares.

COVID-19 Outbreaks

The outbreak of the novel coronavirus (COVID-19) may cause disruptions to the Company’s business and operational plans. These disruptions may include disruptions resulting from (i) shortages of employees, (ii) unavailability of contractors and subcontractors, (iii) interruption of supplies from third parties upon which the Company relies, (iv) restrictions that governments impose to address the COVID-19 outbreak, and (v) restrictions that the Company and its contractors and subcontractors impose to ensure the safety of employees and others. Further, it is presently not possible to predict the extent or durations of these disruptions. These disruptions may have a material adverse effect on the Company’s business, financial condition and results of operations. Such adverse effect could be rapid and unexpected. These disruptions may severely impact the Company’s ability to carry out its business plans for 2020 in accordance with the Use of Proceeds section above.

Speculative Nature of Exploration and Development

Exploration for minerals and the development of mineral properties is speculative, and involves significant uncertainties and financial risks that even a combination of careful evaluation, experience and technical knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties which are explored prove to return the discovery of a commercially mineable deposit and/or are ultimately developed into producing mines. As at the date hereof, many of Denison's projects are preliminary in nature and mineral resource estimates include inferred mineral resources, which are considered too speculative geologically to have the economic considerations applied that would enable them to be categorized as mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Major expenses may be required to properly evaluate the prospectivity of an exploration property, to develop new ore bodies and to estimate mineral resources and establish mineral reserves. There is no assurance that the Company's uranium deposits are commercially mineable.

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Imprecision of Mineral Reserve and Resource Estimates

Mineral reserve and resource figures are estimates, and no assurances can be given that the estimated quantities of uranium are in the ground and could be produced, or that Denison will receive the prices assumed in determining its mineral reserves. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry best practices. Valid estimates made at a given time may significantly change when new information becomes available. While Denison believes that the Company's estimates of mineral reserves and mineral resources are well established and reflect management's best estimates, by their nature, mineral reserve and resource estimates are imprecise and depend, to a certain extent, upon statistical inferences and geological interpretations, which may ultimately prove inaccurate. Furthermore, market price fluctuations, as well as increased capital or production costs or reduced recovery rates, may render mineral reserves and resources uneconomic and may ultimately result in a restatement of mineral reserves and resources. The evaluation of mineral reserves or resources is always influenced by economic and technological factors, which may change over time.

Risks of, and Market Impacts on, Developing Mineral Properties

Denison's uranium production is dependent in part on the successful development of its known ore bodies, discovery of new ore bodies and/or revival of previously existing mining operations. It is impossible to ensure that Denison's current exploration and development programs will result in profitable commercial mining operations. Where the Company has been able to estimate the existence of mineral resources and mineral reserves, such as for the Wheeler River project, substantial expenditures are still required to establish economic feasibility for commercial development and to obtain the required environmental approvals, permitting and assets to commence commercial operations.

Development projects are subject to the completion of successful feasibility studies, engineering studies and environmental assessments, the issuance of necessary governmental permits and the availability of adequate financing. The economic feasibility of development projects is based upon many factors, including, among others: the accuracy of mineral reserve and resource estimates; metallurgical recoveries; capital and operating costs of such projects; government regulations relating to prices, taxes, royalties, infrastructure, land tenure, land use, importing and exporting, and environmental protection; political and economic climate; and uranium prices, which are historically cyclical.

Subject to the availability of capital, if a feasibility study is completed for the Wheeler River Project in the future, such a feasibility study, and any estimates of mineral reserves and mineral resources, development costs, operating costs and estimates of future cash flow contained therein, will be based on Denison's interpretation of the information available to-date. Development projects have no operating history upon which to base developmental and operational estimates. Particularly for development projects, economic analyses and feasibility studies contain estimates based upon many factors, including estimates of mineral reserves, the interpretation of geologic and engineering data, anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of uranium from the ore, estimated operating costs, anticipated climatic conditions and other factors. As a result, it is possible that actual capital and operating costs and economic returns will differ significantly from those estimated for a project prior to production. For example, the capital and operating cost projections and related economic indicators in the Wheeler PFS Report may vary significantly from the capital and operating costs and economic returns estimated by a final feasibility study or actual expenditures.

The decision as to whether a property, such as the Wheeler River project, contains a commercial mineral deposit and should be brought into production will depend upon the results of exploration programs and/or feasibility studies, and the recommendations of duly qualified engineers and/or geologists, all of which involves significant expense and risk.

It is not unusual in the mining industry for new mining operations to take longer than originally anticipated to bring into a producing phase, and to require more capital than anticipated. Any of the following events, among others, could affect the profitability or economic feasibility of a project or delay or stop its advancement: unavailability of necessary capital, unexpected problems during the start-up phase delaying production, unanticipated changes in grade and tonnes of ore to be mined and processed, unanticipated adverse geological conditions, unanticipated metallurgical recovery problems, incorrect data on which engineering assumptions are made, unavailability of labour, increased costs of processing and refining facilities, unavailability of economic sources of power and water, unanticipated transportation costs, changes in government regulations (including regulations with respect to the environment, prices, royalties, duties, taxes, permitting, restrictions on production, quotas on exportation of minerals, environmental, etc.), fluctuations in uranium prices, and accidents, labour actions and force majeure events.

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The ability to sell and profit from the sale of any eventual mineral production from a property will be subject to the prevailing conditions in the applicable marketplace at the time of sale. The demand for uranium and other minerals is subject to global economic activity and changing attitudes of consumers and other end-users' demand.

Many of these factors are beyond the control of a mining company and therefore represent a market risk which could impact the long term viability of Denison and its operations.

Going Concern Risk

The Company’s financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. The Company’s future operations are dependent upon the identification and successful completion of equity or debt financings and the achievement of profitable operations at an indeterminate time in the future. There can be no assurances that the Company will be successful in completing equity or debt financings or in achieving profitability. The financial statements do not give effect to any adjustments relating to the carrying values and classifications of assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

Risks Associated with the Selection of Novel Mining Methods

As disclosed in the Wheeler PFS Report, Denison has selected the ISR mining method for production at the Phoenix deposit. While test work completed to date indicates that ground conditions and the mineral reserves estimated to be contained within the deposit are amenable to extraction by way of ISR, actual conditions could be materially different from those estimated based on the Company's technical studies completed to-date. While industry best practices have been utilized in the development of its estimates, actual results may differ significantly. Denison will need to complete substantial additional work to further advance and/or confirm its current estimates and projections for development to the level of a feasibility study. As a result, it is possible that actual costs and economic returns of any mining operations may differ materially from Denison's best estimates.

Dependence on Obtaining Licenses and other Regulatory and Policy Risks

Uranium mining and milling operations and exploration activities, as well as the transportation and handling of the products produced, are subject to extensive regulation by federal, provincial and state governments including the Saskatchewan Government and the Canadian Nuclear Safety Commission. Such regulations relate to production, development, exploration, exports, imports, taxes and royalties, labour standards, occupational health, waste disposal, protection and remediation of the environment, mine decommissioning and reclamation, mine safety, toxic substances, transportation safety and emergency response, and other matters. Compliance with such laws and regulations is currently, and has historically, increased the costs of exploring, drilling, developing, constructing, operating and closing Denison's mines and processing facilities. It is possible that the costs, delays and other effects associated with such laws and regulations may impact Denison's decision with respect to exploration and development properties, including whether to proceed with exploration or development, or that such laws and regulations may result in Denison incurring significant costs to remediate or decommission properties that do not comply with applicable environmental standards at such time.

The development of mines and related facilities is contingent upon governmental approvals that are complex and time consuming to obtain and which involve multiple governmental agencies. Environmental and regulatory review has become a long, complex and uncertain process that can cause potentially significant delays. Obtaining these government approvals includes among other things, obtaining environmental assessments and engaging with local communities. See “Engagement with Canada’s First Nations and Metis” for more information regarding Denison’s community engagement. In addition, future changes in governments, regulations and policies, such as those affecting Denison's mining operations and uranium transport, could materially and adversely affect Denison's results of operations and financial condition in a particular period or its long-term business prospects.

The ability of the Company to obtain and maintain permits and approvals and to successfully explore and evaluate properties and/or develop and operate mines may be adversely affected by real or perceived impacts associated with its activities that affect the environment and human health and safety at its projects and in the surrounding communities. The real or perceived impacts of the activities of other mining companies, locally or globally, may also adversely affect our ability to obtain and maintain permits and approvals. The Company is uncertain as to whether all necessary permits will be obtained or renewed on acceptable terms or in a timely manner. Any significant delays in obtaining or renewing such permits or licences in the future could have a material adverse effect on Denison.

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On March 20, 2020 the Company announced a temporary suspension of activities related to the EA for the Wheeler River project due to the process requiring extensive in-person engagement and consultation with various interested parties. The decision to suspend the EA was due to significant social and economic disruptions that have emerged as a result of the COVID-19 pandemic. The EA process is a key element of the Wheeler River project’s critical path and as a result, there is a risk that the development schedule outlined in the Wheeler PFS Report will be impacted.

Denison expends significant financial and managerial resources to comply with such laws and regulations. Denison anticipates it will have to continue to do so as the historic trend toward stricter government regulation may continue. Because legal requirements are frequently changing and subject to interpretation, Denison is unable to predict the ultimate cost of compliance with these requirements or their effect on operations. While the Company has taken great care to ensure full compliance with its legal obligations, there can be no assurance that the Company has been or will be in full compliance with all of these laws and regulations, or with all permits and approvals that it is required to have.

Failure to comply with applicable laws, regulations and permitting requirements, even inadvertently, may result in enforcement actions. These actions may result in orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Companies engaged in uranium exploration operations may be required to compensate others who suffer loss or damage by reason of such activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Engagement with Canada's First Nations and Metis

First Nations and Metis rights, entitlements and title claims may impact Denison's ability and that of its joint venture partners to pursue exploration, development and mining at its Saskatchewan properties. Pursuant to historical treaties, First Nations in northern Saskatchewan ceded title to most traditional lands but continue to assert title to the minerals within the lands. Metis people have not signed treaties; they assert aboriginal rights throughout Saskatchewan, including aboriginal title over most if not all of the Company's project lands.

Managing relations with the local First Nations and Metis communities is a matter of paramount importance to Denison. Engagement with, and consideration of other rights of, potentially affected Indigenous peoples may require accommodations, including undertakings regarding funding, contracting, environmental practices, employment and other matters and can be difficult. This may affect the timetable and costs of exploration, evaluation and development of the Company's projects.

The Company's relationships with communities of interest are critical to ensure the future success of its existing operations and the construction and development of its projects. There is an increasing level of public concern relating to the perceived effect of mining activities on the environment and on communities impacted by such activities. Adverse publicity relating to the mining industry generated by non-governmental organizations and others could have an adverse effect on the Company's reputation or financial condition and may impact its relationship with the communities in which it operates. While the Company is committed to operating in a socially responsible manner, there is no guarantee that the Company's efforts in this regard will mitigate this potential risk.

The inability of the Company to maintain positive relationships with communities of interest, including local First Nations and Metis, may result in additional obstacles to permitting, increased legal challenges, or other disruptions to the Company's exploration, development and production plans, and could have a significant adverse impact on the Company's share price and financial condition.

Environmental, Health and Safety Risks

Denison has expended significant financial and managerial resources to comply with environmental protection laws, regulations and permitting requirements in each jurisdiction where it operates, and anticipates that it will be required to continue to do so in the future as the historical trend toward stricter environmental regulation may continue. The uranium industry is subject to, not only the worker health, safety and environmental risks associated with all mining businesses, including potential liabilities to third parties for environmental damage, but also to additional risks uniquely associated with uranium mining and processing. The possibility of more stringent regulations exists in the areas of worker health and safety, the disposition of wastes, the decommissioning and reclamation of mining and processing sites, and other environmental matters each of which could have a material adverse effect on the costs or the viability of a particular project.

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Denison's facilities operate under various operating and environmental permits, licences and approvals that contain conditions that must be met, and Denison's right to pursue its development plans is dependent upon receipt of, and compliance with, additional permits, licences and approvals. Failure to obtain such permits, licenses and approvals and/or meet any conditions set forth therein could have a material adverse effect on Denison's financial condition or results of operations.

Although the Company believes its operations are in compliance, in all material respects, with all relevant permits, licences and regulations involving worker health and safety as well as the environment, there can be no assurance regarding continued compliance or ability of the Company to meet stricter environmental regulation, which may also require the expenditure of significant additional financial and managerial resources.

Mining companies are often targets of actions by non-governmental organizations and environmental groups in the jurisdictions in which they operate. Such organizations and groups may take actions in the future to disrupt Denison's operations. They may also apply pressure to local, regional and national government officials to take actions which are adverse to Denison's operations. Such actions could have an adverse effect on Denison's ability to advance its projects and, as a result, on its financial position and results.

Global Demand and International Trade Restrictions

The international uranium industry, including the supply of uranium concentrates, is relatively small compared to other minerals, and is generally highly competitive and heavily regulated. Worldwide demand for uranium is directly tied to the demand for electricity produced by the nuclear power industry, which is also subject to extensive government regulation and policies. In addition, the international marketing of uranium is subject to governmental policies and certain trade restrictions. For example, the supply and marketing of uranium from Russia and from certain republics of the former Soviet Union is, to some extent, impeded by a number of international trade agreements and policies.

In the United States, certain uranium producers filed a petition with the U.S. Department of Commerce (“DOC”) to investigate the import of uranium into the U.S. under Section 232 of the 1962 Trade Expansion Act. The DOC completed its investigation and, in July 2019, presented its findings to the President of the United States whom is empowered to use tariffs or other means to adjust the imports of goods or materials from other countries if it deems the quantity or circumstances surrounding those imports to threaten national security. The U.S. President ultimately concluded that uranium imports do not threaten national security and no trade actions were implemented under Section 232. The U.S. Administration, however, ordered a further review of the nuclear supply chain in the U.S. and commissioned the Nuclear Fuels Working Group (“NFWG”). The results of the NFWG review, and any recommendations therefrom, have not yet been made public.

The uncertainty surrounding this Section 232 trade action and the subsequent NFWG review is believed to have impacted the uranium purchasing activities of nuclear utilities, especially in the U.S., and consequently negatively impacted the market price of uranium and the uranium industry as a whole. Depending on the outcome of the NWFG's review, there is the potential for this to have further negative impacts on the uranium market globally.

Restrictive trade agreements, governmental policies and/or trade restrictions are beyond the control of Denison and may affect the supply of uranium available for use in markets like the United States and Europe, which are currently the largest markets for uranium in the world. Similarly, trade restrictions could impact the ability to supply uranium to developing markets, such as China and India. If substantial changes are made to the regulations affecting global marketing and supply of uranium, the Company's business, financial condition and results of operations may be materially adversely affected.

Volatility and Sensitivity to Market Prices

The value of the Company's mineral resources, mineral reserves and estimates of the viability of future production for its projects is heavily influenced by long and short term market prices of U308. Historically, these prices have seen significant fluctuations, and have been and will continue to be affected by numerous factors beyond Denison's control. Such factors include, among others: demand for nuclear power, political, economic and social conditions in uranium producing and consuming countries, public and political response to nuclear incidents, reprocessing of used reactor fuel and the re-enrichment of depleted uranium tails, sales of excess civilian and military inventories (including from the dismantling of nuclear weapons) by governments and industry participants, uranium supplies from other secondary sources, and production levels and costs of production from primary uranium suppliers.

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Uranium prices failing to reach or sustain projected levels can impact operations by requiring a reassessment of the economic viability of the Company's projects, and such reassessment alone may cause substantial delays and/or interruptions in project development, which could have a material adverse effect on the results of operations and financial condition of Denison.

Public Acceptance of Nuclear Energy and Competition from Other Energy Sources

Growth of the uranium and nuclear power industry will depend upon continued and increased acceptance of nuclear technology as a clean means of generating electricity. Because of unique political, technological and environmental factors that affect the nuclear industry, including the risk of a nuclear incident, the industry is subject to public opinion risks that could have an adverse impact on the demand for nuclear power and increase the regulation of the nuclear power industry. Nuclear energy competes with other sources of energy, including oil, natural gas, coal and hydro-electricity. These other energy sources are, to some extent, interchangeable with nuclear energy, particularly over the longer term. Technical advancements in, and government subsidies for, renewable and other alternate forms of energy, such as wind and solar power, could make these forms of energy more commercially viable and put additional pressure on the demand for uranium concentrates. Sustained lower prices of alternate forms of energy may result in lower demand for uranium concentrates.

Current estimates project increases in the world's nuclear power generating capacities, primarily as a result of a significant number of nuclear reactors that are under construction, planned, or proposed in China, India and various other countries around the world. Market projections for future demand for uranium are based on various assumptions regarding the rate of construction and approval of new nuclear power plants, as well as continued public acceptance of nuclear energy around the world. The rationale for adopting nuclear energy can be varied, but often includes the clean and environmentally friendly operation of nuclear power plants, as well as the affordability and round-the-clock reliability of nuclear power. A change in public sentiment regarding nuclear energy could have a material impact on the number of nuclear power plants under construction, planned or proposed, which could have a material impact on the market's and the Company's expectations for the future demand for uranium and the future price of uranium.

Reliance on Other Operators

At some of its properties, Denison is not the operator and therefore is not in control of all of the activities and operations at the site. As a result, Denison is and will be, to a certain extent, dependent on the operators for the nature and timing of activities related to these properties and may be unable to direct or control such activities.

As an example, Orano Canada is the operator and majority owner of the McClean Lake and Midwest joint ventures in Saskatchewan, Canada. The McClean Lake mill employs unionized workers who work under collective agreements. Orano Canada, as the operator, is responsible for most operational and production decisions and all dealings with unionized employees. Orano Canada may not be successful in its attempts to renegotiate the collective agreements, which may impact mill and mining operations. Similarly, Orano Canada is responsible for all licensing and dealings with various regulatory authorities. Orano Canada maintains the regulatory licences in order to operate the McClean Lake mill, all of which are subject to renewal from time to time and are required in order for the mill to operate in compliance with applicable laws and regulations. Any lengthy work stoppages, or disruption to the operation of the mill or mining operations as a result of a licensing matter or regulatory compliance, may have a material adverse impact on the Company's future cash flows, earnings, results of operations and financial condition.

Reliance on Contractors and Experts

In various aspects of its operations, Denison relies on the services, expertise and recommendations of its service providers and their employees and contractors, whom often are engaged at significant expense to the Company. For example, the decision as to whether a property contains a commercial mineral deposit and should be brought into production will depend in large part upon the results of exploration programs and/or feasibility studies, and the recommendations of duly qualified third party engineers and/or geologists. In addition, while Denison emphasizes the importance of conducting operations in a safe and sustainable manner, it cannot exert absolute control over the actions of these third parties when providing services to Denison or otherwise operating on Denison's properties. Any material error, omission, act of negligence or act resulting in environmental pollution, accidents or spills, industrial and transportation accidents, work stoppages or other actions could adversely affect the Company's operations and financial condition.

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Benefits Not Realized From Transactions

Denison has completed a number of transactions over the last several years, including without limitation the acquisition of International Enexco Ltd., the acquisition of Fission, the acquisition of JNR, the sale of its mining assets and operations located in the United States to Energy Fuels Inc., the Mongolia Transaction, the optioning of the Moore Lake property to Skyharbour Resources Ltd., the acquisition of an 80% interest in the Hook-Carter property from ALX, the acquisition of an interest in the Moon Lake property from CanAlaska, entering into the APG Transaction and Cameco Transaction. Despite Denison's belief that these transactions, and others which may be completed in the future, will be in Denison's best interest and benefit the Company and Denison's shareholders, Denison may not realize the anticipated benefits of such transactions or realize the full value of the consideration paid or received to complete the transactions. This could result in significant accounting impairments or write-downs of the carrying values of mineral properties or other assets and could adversely impact the Company and the price of its Common Shares.

Inability to Exploit, Expand and Replace Mineral Reserves and Mineral Resources

Denison's mineral reserves and resources at its Wheeler River, Waterbury Lake, McClean Lake and Midwest projects are Denison's material future sources of possible uranium production. Unless other mineral reserves or resources are discovered or acquired, Denison's sources of future production for uranium concentrates will decrease over time if its current mineral reserves and resources are depleted. There can be no assurance that Denison's future exploitation, exploration, development and acquisition efforts will be successful in replenishing its mineral reserves and resources. In addition, while Denison believes that many of its properties demonstrate development potential, there can be no assurance that they can or will be successfully developed and put into production in future years.

Competition for Properties

Significant competition exists for the limited supply of mineral lands available for acquisition. Participants in the mining business include large established companies with long operating histories. In certain circumstances, the Company may be at a disadvantage in acquiring new properties as competitors may have greater financial resources and more technical staff. Accordingly, there can be no assurance that the Company will be able to compete successfully to acquire new properties or that any such acquired assets would yield resources or reserves or result in commercial mining operations.

Property Title Risk

The Company has investigated its rights to explore and exploit all of its material properties and, to the best of its knowledge, those rights are in good standing. However, no assurance can be given that such rights will not be revoked, or significantly altered, to its detriment. There can also be no assurance that the Company's rights will not be challenged or impugned by third parties, including the Canadian federal, provincial and local governments, as well as by First Nations and Metis.

There is also a risk that Denison's title to, or interest in, its properties may be subject to defects or challenges. If such defects or challenges cover a material portion of Denison's property, they could have a material adverse effect on Denison's results of operations, financial condition, reported mineral reserves and resources and/or long-term business prospects.

Ability to Maintain Obligations under Credit Facility and Other Debt

The 2020 Credit Facility has a term of one year, and will need to be renewed on or before January 31, 2021. There is no certainty what terms of any renewal may be, or any assurance that such renewal will be made available to Denison.

Denison is required to satisfy certain financial covenants in order to maintain its good standing under the Credit Facility. Denison is also subject to a number of restrictive covenants under the Credit Facility and the APG Transaction, such as restrictions on Denison's ability to incur additional indebtedness and sell, transfer of otherwise dispose of material assets. Denison may from time to time enter into other arrangements to borrow money in order to fund its operations and expansion plans, and such arrangements may include covenants that have similar obligations or that restrict its business in some way.

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Events may occur in the future, including events out of Denison's control, which could cause Denison to fail to satisfy its obligations under the Credit Facility, APG Transaction or other debt instruments. In such circumstances, the amounts drawn under Denison's debt agreements may become due and payable before the agreed maturity date, and Denison may not have the financial resources to repay such amounts when due. The Credit Facility and APG Transaction are secured by DMI's main properties by a pledge of the shares of DMI. If Denison were to default on its obligations under the Credit Facility, APG Transaction or other secured debt instruments in the future, the lender(s) under such debt instruments could enforce their security and seize significant portions of Denison's assets.

Change of Control Restrictions

The APG Transaction and certain other of Denison's agreements contain provisions that could adversely impact Denison in the case of a transaction that would result in a change of control of Denison or certain of its subsidiaries. In the event that consent is required from our counterparty and our counterparty chooses to withhold its consent to a merger or acquisition, then such party could seek to terminate certain agreements with Denison, including certain agreements forming part of the APG Transaction, or require Denison to buy the counterparty's rights back from them, which could adversely affect Denison's financial resources and prospects. If applicable, these restrictive contractual provisions could delay or discourage a change in control of our company that could otherwise be beneficial to Denison or its shareholders.

Decommissioning and Reclamation

As owner of the Elliot Lake decommissioned sites and part owner of the McClean Lake mill, McClean Lake mines, the Midwest uranium project and certain exploration properties, and for so long as the Company remains an owner thereof, the Company is obligated to eventually reclaim or participate in the reclamation of such properties. Most, but not all, of the Company's reclamation obligations are secured, and cash and other assets of the Company have been reserved to secure this obligation. Although the Company's financial statements record a liability for the asset retirement obligation, and the security requirements are periodically reviewed by applicable regulatory authorities, there can be no assurance or guarantee that the ultimate cost of such reclamation obligations will not exceed the estimated liability contained on the Company's financial statements.

As Denison's properties approach or go into decommissioning, regulatory review of the Company's decommissioning plans may result in additional decommissioning requirements, associated costs and the requirement to provide additional financial assurances. It is not possible to predict what level of decommissioning and reclamation (and financial assurances relating thereto) may be required from Denison in the future by regulatory authorities.

Technical Innovation and Obsolescence

Requirements for Denison's products and services may be affected by technological changes in nuclear reactors, enrichment and used uranium fuel reprocessing. These technological changes could reduce the demand for uranium or reduce the value of Denison's environmental services to potential customers. In addition, Denison's competitors may adopt technological advancements that give them an advantage over Denison.

Mining and Insurance

Denison's business is capital intensive and subject to a number of risks and hazards, including environmental pollution, accidents or spills, industrial and transportation accidents, labour disputes, changes in the regulatory environment, natural phenomena (such as inclement weather conditions, earthquakes, pit wall failures and cave-ins) and encountering unusual or unexpected geological conditions. Many of the foregoing risks and hazards could result in damage to, or destruction of, Denison's mineral properties or processing facilities in which it has an interest; personal injury or death; environmental damage, delays in or interruption of or cessation of exploration, development, production or processing activities; or costs, monetary losses and potential legal liability and adverse governmental action. In addition, due to the radioactive nature of the materials handled in uranium exploration, mining and processing, as applicable, additional costs and risks are incurred by Denison and its joint venture partners on a regular and ongoing basis.

Although Denison maintains insurance to cover some of these risks and hazards in amounts it believes to be reasonable, such insurance may not provide adequate coverage in the event of certain circumstances. No assurance can be given that such insurance will continue to be available, that it will be available at economically feasible premiums, or that it will provide sufficient coverage for losses related to these or other risks and hazards.

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Denison may be subject to liability or sustain loss for certain risks and hazards against which it cannot insure or which it may reasonably elect not to insure because of the cost. This lack of insurance coverage could result in material economic harm to Denison.

Anti-Bribery and Anti-Corruption Laws

The Company is subject to anti-bribery and anti-corruption laws, including the Corruption of Foreign Public Officials Act (Canada) and the United States Foreign Corrupt Practices Act of 1977, as amended. Failure to comply with these laws could subject the Company to, among other things, reputational damage, civil or criminal penalties, other remedial measures and legal expenses which could adversely affect the Company's business, results from operations, and financial condition. It may not be possible for the Company to ensure compliance with anti-bribery and anti-corruption laws in every jurisdiction in which its employees, agents, sub-contractors or joint venture partners are located or may be located in the future.

Climate Change

Due to changes in local and global climatic conditions, many analysts and scientists predict an increase in the frequency of extreme weather events such as floods, droughts, forest and brush fires and extreme storms. Such events could materially disrupt the Company's operations, particularly if they affect the Company's sites, impact local infrastructure or threaten the health and safety of the Company's employees and contractors. In addition, reported warming trends could result in later freeze-ups and warmer lake temperatures, affecting the Company's winter exploration programs at certain of its material projects. Any such event could result in material economic harm to Denison.

The Company is focused on operating in a manner designed to minimize the environmental impacts of its activities; however, environmental impacts from mineral exploration and mining activities are inevitable. Increased environmental regulation and/or the use of fiscal policy by regulators in response to concerns over climate change and other environmental impacts, such as additional taxes levied on activities deemed harmful to the environment, could have a material adverse effect on Denison's financial condition or results of operations.

Information Systems and Cyber Security

The Company's operations depend upon the availability, capacity, reliability and security of its information technology (“IT”) infrastructure, and its ability to expand and update this infrastructure as required, to conduct daily operations. Denison relies on various IT systems in all areas of its operations, including financial reporting, contract management, exploration and development data analysis, human resource management, regulatory compliance and communications with employees and third parties.

These IT systems could be subject to network disruptions caused by a variety of sources, including computer viruses, security breaches and cyber-attacks, as well as network and/or hardware disruptions resulting from incidents such as unexpected interruptions or failures, natural disasters, fire, power loss, vandalism and theft. The Company's operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures.

The ability of the IT function to support the Company's business in the event of any such occurrence and the ability to recover key systems from unexpected interruptions cannot be fully tested. There is a risk that, if such an event actually occurs, the Company's continuity plan may not be adequate to immediately address all repercussions of the disaster. In the event of a disaster affecting a data centre or key office location, key systems may be unavailable for a number of days, leading to inability to perform some business processes in a timely manner. As a result, the failure of Denison's IT systems or a component thereof could, depending on the nature of any such failure, adversely impact the Company's reputation and results of operations.

Although to date the Company has not experienced any material losses relating to cyber-attacks or other information security breaches, there can be no assurance that the Company will not incur such losses in the future. Unauthorized access to Denison's IT systems by employees or third parties could lead to corruption or exposure of confidential, fiduciary or proprietary information, interruption to communications or operations or disruption to the Company's business activities or its competitive position. Further, disruption of critical IT services, or breaches of information security, could have a negative effect on the Company's operational performance and its reputation. The Company's risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority.

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The Company applies technical and process controls in line with industry-accepted standards to protect information, assets and systems; however, these controls may not adequately prevent cyber-security breaches. There is no assurance that the Company will not suffer losses associated with cyber-security breaches in the future, and may be required to expend significant additional resources to investigate, mitigate and remediate any potential vulnerabilities. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Dependence on Key Personnel and Qualified and Experienced Employees

Denison's success depends on the efforts and abilities of certain senior officers and key employees. Certain of Denison's employees have significant experience in the uranium industry, and the number of individuals with significant experience in this industry is small. While Denison does not foresee any reason why such officers and key employees will not remain with Denison, if for any reason they do not, Denison could be adversely affected. Denison has not purchased key man life insurance for any of these individuals. Denison's success also depends on the availability of qualified and experienced employees to work in Denison's operations and Denison's ability to attract and retain such employees. In addition, Denison’s ability to keep essential operating staff in place may also be challenged as a result of potential COVID-19 outbreaks or quarantines.

Conflicts of Interest

Some of the directors and officers of Denison are also directors of other companies that are similarly engaged in the business of acquiring, exploring and developing natural resource properties. Such associations may give rise to conflicts of interest from time to time. In particular, one of the consequences would be that corporate opportunities presented to a director or officer of Denison may be offered to another company or companies with which the director or officer is associated, and may not be presented or made available to Denison. The directors and officers of Denison are required by law to act honestly and in good faith with a view to the best interests of Denison, to disclose any interest which they may have in any project or opportunity of Denison, and, where applicable for directors, to abstain from voting on such matter. Conflicts of interest that arise will be subject to and governed by the procedures prescribed in the Company's Code of Ethics and by the OBCA.

Disclosure and Internal Controls

Internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. Disclosure controls and procedures are designed to ensure that information required to be disclosed by a company in reports filed with securities regulatory agencies is recorded, processed, summarized and reported on a timely basis and is accumulated and communicated to the company's management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of reporting, including financial reporting and financial statement preparation.

Potential Influence of KEPCO and KHNP

Effective December 2016, KEPCO indirectly transferred the majority of its interest in Denison to KHNP Canada. Denison and KHNP Canada subsequently entered into the KHNP SRA (on substantially similar terms as the original strategic relationship agreement between Denison and KEPCO), pursuant to which KHNP Canada is contractually entitled to Board representation. Provided KHNP Canada holds over 5% of the Common Shares, it is entitled to nominate one director for election to the Board at any shareholder meeting.

KHNP Canada's shareholding level gives it a large vote on decisions to be made by shareholders of Denison, and its right to nominate a director may give KHNP Canada influence on decisions made by Denison's Board. Although KHNP Canada's director nominee will be subject to duties under the OBCA to act in the best interests of Denison as a whole, such director nominee is likely to be an employee of KHNP and he or she may give special attention to KHNP's or KEPCO's interests as indirect Shareholders. The interests of KHNP and KEPCO, as indirect Shareholders, may not always be consistent with the interests of other Shareholders.

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The KHNP SRA also includes provisions granting KHNP Canada a right of first offer for certain asset sales and the right to be approached to participate in certain potential acquisitions. The right of first offer and participation right of KHNP Canada may negatively affect Denison's ability or willingness to entertain certain business opportunities, or the attractiveness of Denison as a potential party for certain business transactions. KEPCO's large indirect shareholding block may also make Denison less attractive to third parties considering an acquisition of Denison if those third parties are not able to negotiate terms with KEPCO or KHNP Canada to support such an acquisition.

United States investors may not be able to obtain enforcement of civil liabilities against the Company

The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that the Company is governed by the OBCA, that the majority of the Company’s officers and directors are residents of Canada, and that all, or a substantial portion, of their assets and the Company’s assets are located outside the United States. It may not be possible for investors to effect service of process within the United States on certain of its directors and officers or enforce judgments obtained in the United States courts against the Company or certain of the Company’s directors and officers based upon the civil liability provisions of United States federal securities laws or the securities laws of any state of the United States.

There is some doubt as to whether a judgment of a United States court based solely upon the civil liability provisions of United States federal or state securities laws would be enforceable in Canada against the Company or its directors and officers. There is also doubt as to whether an original action could be brought in Canada against the Company or its directors and officers to enforce liabilities based solely upon United States federal or state securities laws.

If the Company is characterized as a passive foreign investment company, U.S. holders may be subject to adverse U.S. federal income tax consequences

U.S. investors should be aware that they could be subject to certain adverse U.S. federal income tax consequences in the event that the Company is classified as a PFIC for U.S. federal income tax purposes. The determination of whether the Company is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and the determination will depend on the composition of the Company’s income, expenses and assets from time to time and the nature of the activities performed by the Company’s officers and employees. The Company may be a PFIC in one or more prior tax years, in the current tax year and in subsequent tax years. Prospective investors should carefully read the discussion above under the heading “Material United States Federal Income Tax Considerations for U.S. Holders” for more information and consult their own tax advisors regarding the likelihood and consequences of the Company being treated as a PFIC for U.S. federal income tax purposes, including the advisability of making certain elections that may mitigate certain possible adverse U.S. federal income tax consequences that may result in an inclusion in gross income without receipt of such income.

As a foreign private issuer, the Company is subject to different U.S. securities laws and rules than a U.S. domestic issuer, which may limit the information publicly available to U.S. investors

The Company is a foreign private issuer under applicable U.S. federal securities laws and, therefore, is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. As a result, the Company does not file the same reports that a U.S. domestic issuer would file with the SEC, although it will be required to file with or furnish to the SEC the continuous disclosure documents that the Company is required to file in Canada under Canadian securities laws. In addition, the Company’s officers, directors and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions of Section 16 of the Exchange Act. Therefore, the Company’s securityholders may not know on as timely a basis when its officers, directors and principal shareholders purchase or sell securities of the Company as the reporting periods under the corresponding Canadian insider reporting requirements are longer. In addition, as a foreign private issuer, the Company is exempt from the proxy rules under the Exchange Act.

The Company may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses to the Company

In order to maintain its current status as a foreign private issuer, 50% or more of the Company’s Common Shares must be directly or indirectly owned of record by non-residents of the United States unless the Company also satisfies one of the additional requirements necessary to preserve this status. The Company may in the future lose its foreign private issuer status if a majority of the Common Shares are owned of record in the United States and the Company fails to meet the additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to the Company under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs the Company incurs as a Canadian foreign private issuer eligible to use the multijurisdictional disclosure system. If the Company is not a foreign private issuer, it would not be eligible to use the multijurisdictional disclosure system or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer.

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Risks Related to Our Securities

Market Price of Common Shares

Securities of mining companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic conditions in North America and globally, and market perceptions of the attractiveness of particular industries. As noted above, global financial conditions continue to be subject to volatility arising from international geopolitical developments and global economic phenomenon, as well as general financial market turbulence, including a significant recent market reaction to the novel coronavirus (COVID-19), resulting in a significant reduction in in many major market indices and in Denison's share price.

The price of Denison's securities is also likely to be significantly affected by short-term changes in commodity prices, other mineral prices, currency exchange fluctuation, or changes in its financial condition or results of operations as reflected in its periodic earnings reports and/or news releases. Other factors unrelated to the performance of Denison that may have an effect on the price of the securities of Denison include the following: the extent of analytical coverage available to investors concerning the business of Denison; lessening in trading volume and general market interest in Denison's securities; the size of Denison's public float and its inclusion in market indices may limit the ability of some institutions to invest in Denison's securities; and a substantial decline in the price of the securities of Denison that persists for a significant period of time could cause Denison's securities to be delisted from an exchange. If an active market for the securities of Denison does not continue, the liquidity of an investor's investment may be limited and the price of the securities of the Company may decline such that investors may lose their entire investment in the Company. As a result of any of these factors, the market price of the securities of Denison at any given point in time may not accurately reflect the long-term value of Denison. Securities class-action litigation often has been brought against companies following periods of volatility in the market price of their securities. Denison may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Future Sales of Common Shares by Existing Shareholders

Sales of a large number of Common Shares in the public markets, or the potential for such sales, could decrease the trading price of the Common Shares and could impair the Company's ability to raise capital through future sales of Common Shares. In particular, to the knowledge of the Company, KHNP Canada holds approximately 9.76% of the issued and outstanding Common Shares (before giving effect to the Offering). If KHNP Canada decides to liquidate all or a significant portion of its position, it could adversely affect the price of the Common Shares.

Dilution from Further Issuances

While active in exploring for new uranium discoveries in the Athabasca Basin region, Denison's present focus is on advancing the Wheeler River project to a development decision, with the potential to become the next large-scale uranium producer in Canada. Denison will require additional funds to further such activities.

Denison may sell additional equity securities (including through the sale of securities convertible into Common Shares) and may issue additional debt or equity securities to finance its exploration, development and other operations, acquisitions or other projects. Denison is authorized to issue an unlimited number of Common Shares. Denison cannot predict the size of future sales and issuances of debt or equity securities or the effect, if any, that future sales and issuances of debt or equity securities will have on the market price of the Common Shares. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares. With any additional sale or issuance of equity securities, investors may suffer dilution of their voting power and it could reduce the value of their investment.

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Use of Proceeds

Denison currently intends to apply the net proceeds received from the Offering as described above under the heading “Use of Proceeds”. However, the Company will have discretion concerning the use of the net proceeds of the Offering as well as the timing of their expenditures. As a result, an investor will be relying on the judgment of the Company for the application of the net proceeds of the Offering. The Company may use the net proceeds of the Offering in ways that an investor may not consider desirable. The results and the effectiveness of the application of proceeds are uncertain. If the proceeds are not applied effectively, the Company’s results may suffer.

No Dividends

We have not declared or paid any regular dividends on our Common Shares. Our current business plan requires that for the foreseeable future, any future earnings be reinvested to finance the growth and development of our business. We do not intend to pay cash dividends on the Common Shares in the foreseeable future. We will not declare or pay any cash dividends until such time as our cash flow exceeds our capital requirements and will depend upon, among other things, conditions then existing including earnings, financial condition, restrictions in financing arrangements, business opportunities and conditions and other factors, or our Board determines that our shareholders could make better use of the cash.

Liquidity of Common Shares

Shareholders of the Company may be unable to sell significant quantities of Common Shares into the public trading markets without a significant reduction in the price of their Common Shares, or at all. There can be no assurance that there will be sufficient liquidity of the Company’s Common Shares on the trading market, and that the Company will continue to meet the listing requirements of the TSX or the NYSE American or achieve listing on any other public listing exchange.

Dilution from Exercise of Outstanding Stock Options and Warrants or Settlement of Share Units

The Company has stock options and warrants issued, representing a right to receive Common Shares upon their exercise. In addition, the Company has share units issued, representing a right to receive Common Shares on vesting and satisfaction of the settlement conditions. The exercise of the stock options or warrants or the settlement of the share units and the subsequent resale of such Common Shares in the public market could adversely affect the prevailing market price and the Company’s ability to raise equity capital in the future at a time and price which deems it appropriate. The Company may also enter into commitments in the future which would require the issuance of additional Common Shares or may grant share purchase warrants and the Company is expected to grant additional stock options and share units. Any share issuances from the Company’s treasury will result in immediate dilution to existing Shareholders’ percentage interest in the company.

AUDITOR, TRANSFER AGENT AND REGISTRAR

The Company’s Independent Registered Public Accounting Firm is PricewaterhouseCoopers LLP, Chartered Professional Accountants, located at 18 York Street, Suite 2600, Toronto, Ontario, Canada, M5J 0B2. PricewaterhouseCoopers LLP is independent with respect to the Company within the meaning of Chartered Professional Accountants of Ontario Code of Professional Conduct. PricewaterhouseCoopers LLP is an Independent Registered Accounting Firm in accordance with the securities acts administered by the SEC and the applicable rules and regulations thereunder and the requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

The Company’s transfer agent and registrar is Computershare Investor Services Inc. at its principal offices in Toronto, Ontario and Vancouver, British Columbia.

AGENT FOR SERVICE OF PROCESS

Jun Gon Kim, a director of the Company, resides outside of Canada and has appointed the following agent for service of process in Canada:

Name of Person	Name and Address of Agent
Jun Gon Kim, Director	Blakes Vancouver Services Inc. c/o Blake, Cassels & Graydon LLP Suite 2600 – 595 Burrard Street, Vancouver, British Columbia, V7X 1L3, Canada

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or that resides outside of Canada, even if the party has appointed an agent for service of process.

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LEGAL MATTERS

Certain legal matters relating to the Offered Shares will be passed upon on our behalf by Blakes, with respect to matters of Canadian law, and Troutman Sanders LLP (“Troutman”), with respect to matters of U.S. law. Certain legal matters will be passed upon by McMillan, with respect to matters of Canadian law and U.S. law, on behalf of the Underwriters. As of the date of this Prospectus, (i) the partners and associates of Blakes beneficially own, directly or indirectly, less than one percent of our outstanding Common Shares, (ii) the partners and associates of Troutman beneficially own, directly or indirectly, less than one percent of our outstanding Common Shares, and (iii) the partners and associates of McMillan beneficially own, directly or indirectly, less than one percent of our outstanding Common Shares.

INTERESTS OF EXPERTS

The principal author of the technical report entitled “Prefeasibility Study Report for the Wheeler River Uranium Project, Saskatchewan, Canada” dated October 30, 2018 was Mark Liskowich, P.Geo. of SRK Consulting (Canada) Inc. (“SRK”), who is independent in accordance with the requirements of NI 43-101.

The technical report entitled “Technical Report with an Updated Mineral Resource Estimate for the Waterbury Lake Property, Northern Saskatchewan” dated December 21, 2018 was authored by Serdar Donmez, P.Geo.,E.I.T., Dale Verran, Pr.Sci.Nat., P.Geo., and Paul Burry, P.Geo. of Denison, Oy Leuangthong, P.Eng, and Cliff Revering, P.Eng, of SRK, Allan Armitage, P.Geo, of SGS Geostat and Alan Sexton, P.Geo, of GeoVector Management Inc. (“GeoVector”). Each of Messrs. Leuangthong, Revering, Armitaage and Sexton, and their respective firms, are independent in accordance with the requirements of NI 43-101.

Roscoe Postle Associates Inc. (“RPA”), which was retained to independently review and audit the mineral reserves and mineral resources in accordance with the requirements of NI 43-101, prepared the following technical reports: (a) the technical report entitled “Technical Report on the Denison Mines Inc. Uranium Properties, Saskatchewan, Canada” dated November 21, 2005, as revised February 16, 2006 by Richard E. Routledge, M.Sc., P.Geo. and James W. Hendry, P.Eng.; (b) the technical report entitled “Technical Report on the Mineral Resource Estimate for the McClean North Uranium Deposits, Saskatchewan” dated January 31, 2007 by Richard E. Routledge, M.Sc., P.Geo.; and (c) the technical report entitled “Technical Report on the Sue D Uranium Deposit Mineral Resource Estimate, Saskatchewan, Canada” dated March 31, 2006 by Richard E Routledge, M.Sc., P.Geo. and James W. Hendry, P.Eng.

The technical report entitled “Technical Report with an Updated Mineral Resource Estimate for the Midwest Property, Northern Saskatchewan, Canada” dated March 26, 2018 was authored by Dale Verran, MSc, Pr.Sci.Nat. and Chad Sorba, P.Geo, of the Company and G. David Keller, PGeo, formerly of SRK, and Oy Leuangthong, PEng, of SRK. Each of Messrs. Keller and Leuangthong and SRK are independent in accordance with the requirements of NI 43-101.

To the knowledge of Denison as of the date hereof, each of RPA, GeoVector, SGS Geostat, and SRK and each of their respective partners, employees and consultants who participated in the preparation of the aforementioned reports, or who were in a position to influence the outcome of such reports, are the registered or beneficial owner, directly or indirectly, of less than one percent of the outstanding Common Shares.

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WHERE YOU CAN FIND MORE INFORMATION

The Company has filed with the SEC, under the Securities Act, the U.S. Registration Statement relating to the Offered Shares. This Prospectus does not contain all of the information contained in the U.S. Registration Statement, certain items of which are contained in the exhibits to the U.S. Registration Statement as permitted by the rules and regulations of the SEC. Statements included in this Prospectus or the documents incorporated by reference herein about the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, prospective investors should refer to the exhibits for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Company will provide to each person to whom this Prospectus is delivered, without charge, upon request to the Corporate Secretary of the Company at 40 University Avenue, Suite 1100, Toronto, Ontario, M5J 1T1, telephone: 416-979-1991, copies of the documents incorporated by reference in this Prospectus. The Company does not incorporate by reference in this Prospectus any of the information on, or accessible through, its website.

We are required to file with the securities commission or authority in each of the applicable provinces of Canada annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we also file reports with, and furnish other information to, the SEC. Under a multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

The Company’s reports and other information filed or furnished with or to the SEC are available from the SEC’s Electronic Document Gathering and Retrieval System, or EDGAR, at www.sec.gov, as well as from commercial document retrieval services. The Company’s Canadian filings are available on the System for Electronic Document Analysis and Retrieval, or SEDAR, at www.sedar.com. Unless specifically incorporated by reference herein, documents filed or furnished by the Company on SEDAR or EDGAR are neither incorporated in nor part of this Prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company incorporated under the OBCA. Some of our directors and officers, and the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets may be, and a substantial portion of the Company’s assets are, located outside the United States. We have appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. We have been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of the liability predicated solely upon U.S. federal securities laws.

We have filed with the SEC, concurrently with the U.S. Registration Statement of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed C T Corporation System, 28 Liberty Street, New York, New York 10005, as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of securities under this Prospectus.

PURCHASER’S STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a Prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the Prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor. Rights and remedies may also be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. lawyer for particulars of these rights.

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PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “individual”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which such individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify such individual unless such individual had reasonable grounds for believing that such individual’s conduct was lawful.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the condition in (i) above. Such individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.

The by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual pursuant to its by-laws as provided above unless the individual: (a) acted honestly and in good faith with a view to the best interests of the Registrant; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. To the extent required by the Business Corporations Act (Ontario) or applicable law, the by-laws of the Registrant provide it shall also indemnify such individuals.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

EXHIBITS

Exhibit Number	Description
3.1***	Underwriting Agreement

3.2***	Term Sheet

4.1	Annual information form of the Registrant dated March 13, 2020 for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.1 to the Registrant’s annual report on Form 40-F filed with the SEC on March 13, 2020)

4.2	Audited annual consolidated financial statements of the Registrant as at and for the years ended December 31, 2019 and 2018 together with the auditors’ report thereon and the notes thereto (incorporated by reference to Exhibit 99.3 to the Registrant’s annual report on Form 40-F filed with the SEC on March 13, 2020)

4.3	Management’s discussion and analysis of the Registrant dated March 5, 2020 for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.2 to the Registrant’s annual report on Form 40-F filed with the SEC on March 13, 2020)

4.4	Management information circular of the Registrant dated March 20, 2019 for the annual general meeting of shareholders of the Registrant held on May 2, 2019 (incorporated by reference to Exhibit 99.3 to the Registrant’s report on Form 6-K filed with the SEC on March 27, 2019)

4.5	Material change report dated March 23, 2020 regarding the Company’s announcement of a temporary suspension of activities related to the environmental assessment for the Wheeler River project and other discretionary activities (incorporated by reference to Exhibit 99.1 to the Registrant's report on Form 6-K filed with the SEC on March 23, 2020)

5.1***	Consent of PricewaterhouseCoopers LLP

5.2*	Consent of Blake, Cassels & Graydon LLP

5.3*	Consent of McMillan LLP

5.4**	Consent of Roscoe Postle Associates Inc.

5.5**	Consent of Richard E. Routledge, M.Sc., P.Geo.

5.6**	Consent of SRK Consulting (Canada) Inc.

5.7**	Consent of Mark Liskowich, P.Geo.

5.8**	Consent of Oy Leuangthong, P.Eng.

5.9**	Consent of Cliff Revering, P.Eng.

5.10**	Consent of G. David Keller, P.Geo.

5.11**	Consent of SGS Geostat

5.12**	Consent of Allan Armitage, Ph.D., P.Geo.

5.13**	Consent of GeoVector Management Inc.

5.14**	Consent of Alan Sexton, M.Sc., P.Geo.

5.15**	Consent of Dale Verran, M.Sc., P.Geo, Pr.Sci.Nat.

5.16**	Consent of Chad Sorba, P.Geo.

5.17**	Consent of Serdar Donmez, P.Geo., E.I.T.

5.18**	Consent of Paul Burry, P.Geo.

6.1*	Powers of Attorney (included on the signature page of this Registration Statement)

*	Previously filed.

**	To be filed by amendment.
***	Filed herewith.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the SEC staff, and to furnish promptly, when requested to do so by the SEC staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

(a) The Registrant has previously filed with the SEC a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the SEC by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 26th day of March, 2020.

DENISON MINES CORP.

By:	/s/ David D. Cates
Name: David D. Cates
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on 26th day of March, 2020.

Signature		Title

/s/ David D. Cates		President, Chief Executive Officer and Director
David D. Cates		(principal executive officer)

/s/ Gabriel (Mac) McDonald		Executive Vice President and Chief Financial Officer
Gabriel (Mac) McDonald		(principal financial and accounting officer)

*		Chair of the Board
Catherine J.G. Stefan

*		Director
W. Robert Dengler

*		Director
Brian D. Edgar

*		Director
Ron F. Hochstein

*		Director
Jack O.A. Lundin

*		Director
Jun Gon Kim

Director
William A. Rand

*		Director
Patricia M. Volker

*By:	/s/ David D. Cates
Name:	David D. Cates
Title:	Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Denison Mines Corp. in the United States, on the 26th day of March, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director